                               CONFIDENTIAL DRAFT

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement      / / Confidential, for Use of the
                                              Commission Only
                                              (as permitted by Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                              CHRYSLER CORPORATION
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                 CHRYSLER LOGO
                                                                  March 28, 1996

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Chrysler Corporation to be held at the Sheraton Baltimore North Hotel, Towson, Maryland, on May 16, 1996, at 10:00 A.M., Eastern Daylight Saving Time. For your convenience, directions to the meeting site are shown on the inside back cover of the Proxy Statement.

     Matters to be acted on at the meeting include: (a) the election of directors; (b) the appointment of independent public accountants; and (c) a Board of Directors proposal to authorize stock compensation for nonemployee directors. Detailed information concerning these matters is set forth in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE YOUR SHARES IN FAVOR OF THE ELECTION OF DIRECTORS, THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS AND THE BOARD OF DIRECTORS PROPOSAL.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SIGN AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. If you then attend the meeting and wish to vote your shares in person, you still may do so. Also, if you plan to attend the meeting, please mark the appropriate box on the proxy card. If you plan to have anyone accompany you, please enclose a note indicating the name of that person. Admission cards for the meeting will then be sent to you. The meeting will focus on the business matters noted above, although some time will also be allotted for general shareholder comments relating to the Company. No ancillary activities, such as plant tours, exhibits, or lunches, are planned.

     This Proxy Statement and the 1995 Annual Report to Shareholders are also available on the Internet through the Investor Relations section within Chrysler Corporation's World Wide Web site @ http://www.chryslercorp.com/.

     I look forward to seeing you at the meeting.

                                          Sincerely yours,

                                          Robert J. Eaton
                                          Chairman

                              CHRYSLER CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 1996

     The Annual Meeting of Stockholders of Chrysler Corporation ("Chrysler" or the "Corporation") will take place at the Sheraton Baltimore North Hotel, 903 Dulaney Valley Road, Towson, Maryland 21204, on May 16, 1996, at 10:00 A.M., Eastern Daylight Saving Time, for the following purposes:

Item No. 1.  To elect a board of 14 directors to serve until the next Annual
             Meeting of Stockholders (pages 2-7);

Item No. 2.  To appoint independent public accountants to audit the books, records and accounts of the Corporation for the year 1996 (page 8);

Item No. 3.  To approve an amendment to the Chrysler Corporation 1991 Stock
             Compensation Plan to authorize the payment of Board of Directors' compensation in shares of Chrysler Common Stock and restricted stock units (pages 8-13);

and to transact such other business as may properly come before the meeting.

     Only holders of record of Chrysler Common Stock at the close of business on March 18, 1996 will be entitled to vote at the meeting.

     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.


                                             BY ORDER OF THE BOARD OF DIRECTORS,
                                                              William J. O'Brien
                                   Vice President, General Counsel and Secretary

March 28, 1996

                              CHRYSLER CORPORATION
             1000 CHRYSLER DRIVE, AUBURN HILLS, MICHIGAN 48326-2766

                                PROXY STATEMENT

                                                                  March 28, 1996

     The Board of Directors of Chrysler Corporation solicits your proxy in the form enclosed to use at the Annual Meeting of Stockholders on May 16, 1996. The Corporation will begin mailing this Proxy Statement and the accompanying form of proxy on or about March 28, 1996 to stockholders entitled to vote at the meeting.

     Only holders of record of Chrysler Corporation common stock, par value $1.00 per share ("Common Stock" or "Shares") at the close of business on March 18, 1996 will be entitled to vote at the meeting; holders of the Corporation's Series A Convertible Preferred Stock will not be entitled to vote. On that date there were 375,003,775 Shares outstanding.

     Every stockholder is entitled to one vote for each Share held. In accordance with the Corporation's By-Laws, the election of directors and each other matter before the meeting will be decided by a plurality vote, unless the description of such matter indicates otherwise. A plurality vote means that the election of any director or the approval of a matter before the meeting will require the affirmative vote of a majority of the votes cast with respect to such election or matter. Abstentions and broker non-votes are not votes cast and therefore will not be counted in determining voting results, unless the description of a matter indicates otherwise. Abstentions and broker non-votes will be counted, however, in the determination of a quorum. Inspectors of election appointed by the Board of Directors will tabulate the votes cast.

     The Board urges you to date, sign and mail your proxy promptly, in the form of the proxy/voting instruction card enclosed with this Proxy Statement, to make certain that your Shares will be voted at the meeting. Proxies in the enclosed or other acceptable form that are received in time for the meeting will be voted. However, you may revoke your proxy by a revocation in writing or a later dated proxy that is received by the Corporation prior to the meeting, or by voting your Shares in person at the meeting.

     If your proxy is received in time for the meeting, it will be voted for the nominees for director whose names appear below under "Election of Directors", unless the proxy indicates that it is not to be voted for the election of such nominees or for any specific nominees. Where your proxy specifies that it is to be voted for or against, or that you abstain from voting on, any other matter included in this Proxy Statement, the proxy will be voted as you have specified. Where you do not specify a choice, the proxy will be voted as indicated in the form of proxy.

     Your proxy/voting instruction card represents the Shares you hold of record as well as any whole Shares held for you as a participant in the Corporation's Dividend Reinvestment Plan. The card will also serve as voting instruction to the trustees under the Corporation's employee savings, deferred pay and similar plans for any Shares held for employees who participate in those plans. Those trustees will vote Shares for which no instructions are received in the same proportion as the Shares for which instructions are received, excluding any Shares the trustees have been instructed not to vote.

                                   ITEM NO. 1

                             ELECTION OF DIRECTORS

     A full board of fourteen directors will be elected at the meeting to serve for the following year and until their successors are elected and qualified. All of the nominees are now directors of the Corporation and all were elected by the stockholders at the last annual meeting, except for Messrs. Neff and Aljian, who were elected to the Board on February 7 and 8, 1996, respectively.

     The biographical information set forth on the following pages with respect to each nominee's present principal occupation, business and other affiliations, and beneficial ownership of equity securities of the Corporation has been furnished by the nominee.

                             NOMINEES FOR DIRECTOR

                         Former Vice Chairman of the Board, Maxxam Group Inc.
      [PHOTO]
     LILYAN H.           Ms. Affinito served as President and Chief Operations Officer of Maxxam Group Inc.
    AFFINITO, 64         (formerly Simplicity Pattern Co. Inc.) from June 1976 to June 1987 and as Vice
 Elected a Director      Chairman of the Board from June 1987 until June 1991. Ms. Affinito is a director of
    June 3, 1982         Caterpillar Inc., Jostens Inc., Lillian Vernon Corporation, Tambrands Inc., Kmart
                         Corporation, and New York/New England Telephone Cos. She is a member of the Board of
                         Trustees of the Mayo Foundation.

                         Executive, Tracinda Corporation
      [PHOTO]
JAMES D. ALJIAN, 63      Mr. Aljian is an executive of Tracinda Corporation, an investment company wholly
 Elected a Director      owned by Kirk Kerkorian, Chrysler Corporation's largest shareholder. He has served
  February 8, 1996       Tracinda in various capacities from 1965-1985 and from 1987 to the present. He served as President of that company from 1979- 1982. Mr. Aljian was an executive of
                         Southwest Leasing Corporation from 1985-1987. He is Chairman of the Lincy Foundation and a director of MGM Grand Inc. Mr. Aljian is a member of the American Institute of
                         Certified Public Accountants and the California Society of Certified Public
                         Accountants.

                         Chairman of the Board and Chief Executive Officer, AT&T
      [PHOTO]
ROBERT E. ALLEN, 61      Mr. Allen was elected Chairman and Chief Executive Officer of AT&T in April 1988. Mr.
 Elected a Director      Allen began his career at Indiana Bell in 1957. Subsequently, he served in officer
  February 3, 1994       posts at Indiana Bell, Bell of Pennsylvania, Illinois Bell, the Chesapeake and
                         Potomac Telephone Companies and AT&T. He was named President and Chief Operating
                         Officer of AT&T in 1986. Mr. Allen's board memberships include Bristol-Myers Squibb
                         Co. and Pepsico, Inc. He is a member of The Business Council, The Business
                         Roundtable, the US-Japan Business Council, and serves on the Boards of Trustees of the Mayo Foundation and Wabash College.

      [PHOTO]            Chairman and President, Center on Addiction and Substance Abuse at Columbia
     JOSEPH A.           University (CASA)
  CALIFANO, JR., 64
 Elected a Director      Mr. Califano received a law degree from Harvard Law School in 1955 and after service
    June 4, 1981         in the Navy he practiced law in New York City. From April 1961 to July 1965 he served the Department of Defense in various capacities and from July 1965 to January 1969 he was Special Assistant for Domestic Affairs to the President of the United States. Mr.
                         Califano engaged in the practice of law from June 1971 to January 1977 at which time he was appointed Secretary of Health, Education and Welfare and served in that post until August 1979. He practiced law in Washington, D.C. from January 1980 through
                         December 1982. From January 1983 until September 1992, he was a senior partner of the law firm Dewey Ballantine. He is a director of Authentic Fitness Corporation,
                         Automatic Data Processing Inc., Health Plan Services, Inc., Kmart Corporation, New
                         York/New England Telephone Cos., Travelers Group Inc., and Warnaco Inc. He is a
                         trustee of New York University, The Twentieth Century Fund, The Urban Institute and
                         The American Ditchley Foundation, a governor of New York Hospital, Chairman of the
                         Institute for Social and Economic Policy in the Middle East at Harvard University,
                         and Adjunct Professor of Public Health (Health Policy and Management) at Columbia
                         University Medical School and School of Public Health. He is the author of nine books and numerous articles.

      [PHOTO]            Vice Chairman of the Board and Chief Administrative Officer
 THOMAS G. DENOMME,
         56              Mr. Denomme joined the Corporation in September 1980 and was elected Vice President
 Elected a Director      -- Corporate Strategic Planning in 1981, Executive Vice President -- Corporate Staff
  February 4, 1993       Group in February 1991, Executive Vice President and Chief Administrative Officer in
                         January 1993 and Vice Chairman of the Board and Chief Administrative Officer in
                         October 1994. On February 4, 1993 he was elected a director of Chrysler. He is also a member of the Office of the Chairman. Prior to joining Chrysler, Mr. Denomme held a number of positions at Ford Motor Company, including Director, Marketing Policy and
                         Strategy Office and Director, Sales Operations Planning. He is Chairman of the Board
                         of Trustees of the University of Detroit-Mercy, Co-Chairman of the Michigan
                         Thanksgiving Parade Foundation, and a Trustee of the Detroit Investment Fund. He is
                         also a Director of the American Automobile Manufacturers Association, the
                         Congressional Economic Leadership Institute and the Committee For Economic
                         Development.

      [PHOTO]            Chairman of the Board and Chief Executive Officer
ROBERT J. EATON, 56
 Elected a Director      Mr. Eaton was elected Vice Chairman of the Board and Chief Operating Officer of the
   March 16, 1992        Corporation, effective March 16, 1992, and he became Chairman of the Board and Chief
                         Executive Officer on January 1, 1993. Prior to joining Chrysler, he served as
                         President of General Motors Europe since June 1988. He was employed by General Motors
                         Corporation from 1963 to 1992, and served that company in various executive capacities, including Vice President and Group Executive in charge of the GM
                         Technical Staffs from May 1986 to June 1988, and Vice President in charge of the
                         Advanced Engineering Staff from May 1982 to May 1986. Mr. Eaton was elected to the
                         National Academy of Engineering in 1989 and is a fellow of the Society of Automotive
                         Engineers and the Engineering Society of Detroit. He is a director of the American
                         Automobile Manufacturers Association, International Paper Company, Detroit
                         Renaissance, United Way of Southeastern Michigan, Economic Club of Detroit, Detroit
                         Symphony Orchestra and the Michigan Leaders Health Care Group. He is also a member of
                         The Business Council, The Business Roundtable, the U.S./Japan Business Council, and
                         the President's Advisory Committee on Trade Policy and Negotiations.

     [PHOTO]             Chairman and Chief Executive Officer, Earl G. Graves Ltd.
      EARL G.
     GRAVES, 61          Mr. Graves is Chairman and Chief Executive Officer of Earl G. Graves Ltd., a
 Elected a Director      multi-faceted communications company, and is the Publisher of BLACK ENTERPRISE
   March 1, 1990         magazine which he founded in 1970. Additionally, since 1990, Mr. Graves has served as
                         Chairman and Chief Executive Officer of Pepsi-Cola of Washington, D.C., L.P., a
                         Pepsi-Cola bottling franchise. Also, Mr. Graves is a general partner of Egoli
                         Partners, L.P., which is a general partner of New Age Beverages, the Pepsi- Cola franchisee in the Republic of South Africa. Moreover, Mr. Graves serves as a director of AMR Corporation, Aetna Life and Casualty Company, Federated Department Stores,
                         Rohm and Haas Corporation, the New York State Urban Development Corporation and New
                         American Schools Development Corporation. Mr. Graves also is a trustee of Howard
                         University and the American Museum of Natural History and Planetarium. Mr. Graves is
                         a member of the Executive Committee of the Council on Competitiveness. Mr. Graves
                         currently serves as the Vice President of Relationships/ Marketing and is on the
                         Executive Board of the National Office of the Boy Scouts of America.

      [PHOTO]            Chairman of the Board, President and Chief Executive Officer, Northrop Grumman
        KENT             Corporation
     KRESA, 58
 Elected a Director      Mr. Kresa earned degrees from Massachusetts Institute of Technology and from 1959 to
 November 30, 1989       1968 was associated with various scientific and defense oriented research organizations and government agencies. He joined Northrop Grumman Corporation, a diversified aerospace manufacturer, in 1975 and after several positions with increased responsibility in the company, Mr. Kresa was elected Chairman, President and Chief Executive Officer of that company in 1990. Mr. Kresa is a member of the
                         Massachusetts Institute of Technology Visiting Committee for the Department of
                         Aeronautics and Astronautics, and a Fellow of the American Institute of Aeronautics
                         and Astronautics. He is Chairman of the Board of Governors of the Aerospace
                         Industries Association, and is a director of the John Tracy Clinic for the hearing-impaired and the Atlantic Richfield Company. He serves on the CEO Board of
                         Advisors of the University of Southern California's School of Business
                         Administration, the Board of Trustees for the California Institute of Technology, the
                         Board of Directors of the Los Angeles World Affairs Council, and the Board of
                         Governors of the Los Angeles Music Center.

      [PHOTO]            Chairman Emeritus, Owens-Illinois, Inc.
     ROBERT J.
    LANIGAN, 67          Mr. Lanigan joined Owens-Illinois, Inc., a manufacturer of packaging materials, in
 Elected a Director      1950 and has served that company in various executive capacities and as head of a
   April 5, 1984         number of divisions and operations. Mr. Lanigan was elected a Vice President of
                         Owens-Illinois in 1968 and a director in 1974, and became President and Chief
                         Operating Officer of Owens-Illinois in 1982. He served as President and Chief
                         Executive Officer from January to April of 1984, as Chairman of the Board and Chief
                         Executive Officer from April 1984 through September 1990, as Chairman from October 1,
                         1990 to October 15, 1991, and was elected Chairman of the Finance Committee on
                         October 15, 1991. Mr. Lanigan also serves as Chairman Emeritus of Owens-Illinois. He is a director of Owens- Illinois, Inc., Barry-Wehmiller Co., The Dun & Bradstreet
                         Corporation, Sonat Inc., Sonat Offshore Drilling Inc., and The Coleman Company, Inc.

      [PHOTO]            President and Chief Operating Officer
     ROBERT A.
      LUTZ, 64           Mr. Lutz joined the Chrysler group on June 3, 1986 when he was elected an Executive
 Elected a Director      Vice President of Chrysler Motors Corporation, the then wholly owned automotive
   June 12, 1986         manufacturing and sales subsidiary which was merged into the Corporation on December
                         31, 1989. He was elected a director of the Corporation on June 12, 1986. Mr. Lutz served as President -- Operations of Chrysler Motors from January 1988 to November
                         1988 and as President -- Chrysler Motors from November 1988 to February 7, 1991 when he was elected President of Chrysler Corporation. Since January 1, 1993, Mr. Lutz
                         also has served as Chief Operating Officer and a member of the Office of the
                         Chairman. He was employed by Ford Motor Company and its subsidiaries from 1974 to
                         1986, serving in several top executive positions. He was a member of the Ford Motor
                         Company board of directors from 1982 to 1986. Prior to joining Ford Motor Company,
                         Mr. Lutz was employed by General Motors Corporation in Europe and by Bayerische
                         Motorenwerke (BMW) of Germany. He is an executive director of the National
                         Association of Manufacturers and a director of ASCOM Holdings, A.G., and Silicon
                         Graphics, Inc. He is also a member of the Highway Users Federation for Safety and
                         Mobility, the Advisory Board for the University of California, Berkeley, School of
                         Business Administration and a member of the National Advisory Council of the
                         University of Michigan School of Engineering.

      [PHOTO]            Chairman of the Board, Safeway Inc.
      PETER A.
    MAGOWAN, 53          Mr. Magowan has been employed by Safeway Inc., a supermarket chain, since 1968 in
 Elected a Director      various management positions, including Store, District, Retail Division and Regional
    May 14, 1986         Manager. He was elected a Vice President of the company in 1973. In 1976, he was placed in charge of the company's Canadian and overseas subsidiaries. He was elected a director of Safeway Inc. in 1979, and Chairman of the Board on January 1, 1980. He
                         served as Chief Executive Officer from January 1, 1980 until May 1, 1993. He is a director of The Vons Companies, Inc. and Caterpillar Inc. He is also the President and Managing General Partner of the San Francisco Giants.

     [PHOTO]             Former Managing Partner, Senior Vice President, Executive Committee Member,
      JOHN B.            Wellington Management Company
      NEFF, 64
 Elected a Director      Mr. Neff held positions of increasing responsibility with Wellington Management
  February 7, 1996       Company from 1963 to his retirement from management duties in 1995, including
                         Portfolio Manager of Windsor and Gemini II Funds, Managing Partner, Senior Vice
                         President and member of the Executive Committee. Mr. Neff continues to provide services to Wellington. He is Chairman of the Investment Board, a member of the
                         Executive Committee and a Charter Trustee of the University of Pennsylvania. He
                         serves as a director of General Accident Insurance and Greenwich Associates, and is a
                         former Trustee and member of Chartered Financial Analysts, and a member and past
                         President of Financial Analysts of Philadelphia.

       [PHOTO]           Vice Chairman (Retired), The Boeing Company
     MALCOLM T.
    STAMPER, 70          Mr. Stamper graduated from Georgia Institute of Technology and worked for General
 Elected a Director      Motors Corporation for 14 years before joining The Boeing Company in 1962. In 1966,
   March 1, 1984         he was Vice President in charge of developing the 747 airplane. Mr. Stamper was elected a director of The Boeing Company in 1972 and served as President from 1972 to
                         1985 and as Vice Chairman from 1985 to 1990. He is Chairman and CEO of Storytellers
                         Ink Publishing Company. He is a director of Esterline Corporation and Whittaker
                         Corporation. He has served as a director of the Federal Reserve Bank of San Francisco and on the National Advisory Board of the Smithsonian Museum, and Chairman of the
                         Board of The Seattle Art Museum.

      [PHOTO]            Chairman, President and Chief Executive Officer, BCE Inc.
     LYNTON R.
     WILSON, 55          Mr. Wilson received a masters degree from Cornell University in 1967. He served as
 Elected a Director      Deputy Minister, Ministry of Industry and Tourism, Government of Ontario, Canada from
   March 3, 1994         1978 to 1981. He joined Redpath Industries Limited as President and Chief Executive
                         Officer in 1981 and was elected Chairman of the Board of Redpath in 1988. Mr. Wilson served as Vice-Chairman of the Bank of Nova Scotia in 1989-90. Mr. Wilson served as a director of BCE Inc., a telecommunications company, from May 1985 to September 1989 and has served in that capacity continuously since November 1990. He was elected
                         President and Chief Operating Officer of BCE Inc. in 1990, President and Chief
                         Executive Officer of that Company in 1992 and Chairman, President and Chief Executive
                         Officer on April 1, 1993. Mr. Wilson is also a director of Chrysler Canada Ltd., Bell
                         Canada International Inc., BCE Mobile Communications Inc., Bell Canada, Bell-Northern
                         Research Inc., Northern Telecom Limited, Stelco Inc., Tate & Lyle PLC, Teleglobe Inc.
                         and the C.D. Howe Institute. He also serves as a Governor of the Olympic Trust of
                         Canada, and of McGill University and is a member of the International Council, J.P.
                         Morgan and the Trilateral Commission.

                                   ITEM NO. 2

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors recommends that the stockholders appoint the firm of Deloitte & Touche LLP as independent public accountants to audit the books, records and accounts of the Corporation for the year 1996. The firm has offices or associates convenient to most of the Corporation's facilities and the Board of Directors considers the firm to be well qualified.

     Representatives of Deloitte & Touche LLP expect to attend the meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by stockholders.

     YOUR DIRECTORS RECOMMEND A VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE BOOKS, RECORDS AND ACCOUNTS OF THE CORPORATION FOR THE YEAR 1996, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                   ITEM NO. 3

               BOARD OF DIRECTORS PROPOSAL REGARDING AMENDMENT OF
             THE CHRYSLER CORPORATION 1991 STOCK COMPENSATION PLAN

GENERAL

     The Chrysler Corporation 1991 Stock Compensation Plan (the "1991 Plan"), approved by the stockholders in 1991, provides for awards of stock options and other stock related incentives to executives and nonemployee directors. The 1991 Plan is an important element in the Corporation's overall compensation program. That program is designed to attract and retain individuals with the ability to achieve corporate objectives and increase shareholder value. Equity based compensation provided under the 1991 Plan encourages participants to manage the Corporation's business in a way that increases shareholder value, by allowing them to share in such increases.

     The Board of Directors has amended the 1991 Plan, subject to stockholder approval, to authorize:

          (1) The payment of the current and future Annual Retainer Fee (as defined below) to directors who are not employees of the Corporation or any of its subsidiaries (each, a "Nonemployee Director") in Shares, net of certain applicable taxes;

          (2) A one-time award of 3,000 restricted stock units to each Nonemployee Director first elected to the Board after December 31, 1995, which together with related dividend equivalents, will be payable to each such Nonemployee Director in Shares or cash following termination of his or her status as a director, provided that the applicable vesting criteria in respect of such award have been satisfied.

     The Company believes that these amendments will not only enable it to continue to attract and retain knowledgeable and experienced Nonemployee Directors, but will also further serve to align their interests with those of shareholders by ensuring that Nonemployee Directors have an economic interest in Shares at all times while serving as directors. No increase in share authorization is sought in connection with these amendments.

DISCUSSION OF AMENDMENTS

     Payment of Retainer Fees in Shares. Each Nonemployee Director currently receives an annual retainer fee of $25,000 for service as a director, $10,000 for service as a member of a committee, and, if applicable, $2,000 for service as chairperson of a committee. If this Item No. 3 is approved, those fees, as in effect from time to time (collectively, the "Annual Retainer Fee"), will be paid in Shares. A director first elected to the Board between annual meetings of shareholders will be paid a pro rata portion of the Annual Retainer Fee in Shares. Fees for attendance at meetings of the Board or any of its committees will continue to be paid in cash.

     The actual number of whole Shares issuable in respect of the Annual Retainer Fee for a given year will be determined pursuant to the following formula. The aggregate dollar amount of such Annual Retainer Fee will be divided by the fair market value of a Share on the date of the annual meeting of shareholders or, in the case of a director first elected to the Board following the annual meeting of shareholders for a given year, on the date of such election. The resulting quotient will then be reduced by subtracting therefrom the greatest number of whole Shares equal to, but not in excess of, the hypothetical income and employment tax liability that a Nonemployee Director would incur with respect to the award of such Shares. This hypothetical tax will be determined assuming that each Nonemployee Director pays income and Medicare taxes on the Annual Retainer Fee at an aggregate rate equal to the sum of the highest marginal Federal income tax rate then in effect, the highest marginal state and local income tax rate then in effect for the location in which the Nonemployee Director resides, and Medicare taxes at the then applicable rate. Any fractional Shares resulting after such calculation will be settled in cash.

     The table below shows the number of Shares that would have been issued, before reduction for taxes as described above, to current Nonemployee Directors, as a group, in lieu of cash in 1995, if this amendment to the 1991 Plan had been in effect in 1995:

                                                                        ANNUAL          NUMBER OF
                                                                     RETAINER FEE    WHOLE SHARES(2)
                                                                     ------------    ---------------
Nonemployee Director Group(1).....................................     $505,000           11,686

---------------
(1) There are currently eleven Nonemployee Directors. The number of Nonemployee Directors, however, may vary from year to year.

(2) The fair market value of a Share was $43.19 on May 18, 1995, the date of the last annual meeting of shareholders. Under the 1991 Plan, fair market value means the mean of the high and low trading price of a Share on any given date as reported on the New York Stock Exchange.

    Election Grant of Restricted Stock Units. The Board has also amended the 1991 Plan to provide that each Nonemployee Director who is first elected to the Board after December 31, 1995 will receive a one-time grant of 3,000 "restricted stock units" on the date of such Nonemployee Director's initial election representing the right to receive a corresponding number of Shares. Each restricted stock unit will be credited with dividend equivalents (as defined below on page 12), which will be deemed reinvested in additional restricted stock units. Upon termination of service, such Nonemployee Director may elect to receive either (a) a number of Shares equal to the number of whole restricted stock units granted to him or her (including those related to reinvested dividend equivalents) and the cash value of any fractional restricted stock units, or (b) an amount in cash equal to (i) the fair market value of a Share on the date of his or her termination of service, multiplied by
(ii) the number of restricted stock units granted to him or her (including those related to reinvested dividend equivalents). Messrs. Neff and Aljian will each receive such a grant as of the date of his election as a Director (February 7 and 8, 1996, respectively) if Item No. 3 is approved and they are elected at the 1996 Annual Meeting of Stockholders.

     Generally, if such a Nonemployee Director ceases to be a director prior to the completion of five years of service following the grant of the restricted stock units (and any units attributable to dividend equivalents) such units will be forfeited. However, if a Nonemployee Director ceases to be a director prior to completing five years of service due to death, permanent and total disability, within the meaning of the Internal Revenue Code of 1986, as amended, or retirement at age 72, the Nonemployee Director's rights to his or her restricted stock units will become fully vested. A Nonemployee Director's rights with respect to any unvested restricted stock units will also vest upon a Change in Control of the Company, as defined in footnote 1 on page 28 below.

PLAN DESCRIPTION

     GENERAL. The 1991 Plan provides for the award of stock options, including, as described below, Reload Options, stock appreciation rights ("SARs"), limited stock appreciation rights ("LSARs"), restricted stock units ("Restricted Stock Units") and performance stock units ("Performance Stock Units") to employees. The 1991 Plan also provides for the automatic grant of stock options (and related SARs and LSARs) and, subject to approval of this Item No. 3, for the automatic grant of Shares and Restricted Stock Units to Nonemployee Directors. No awards may be granted on or after May 15, 2001, except that Reload Options may be granted on or after such date, provided that no Reload Option shall be exercisable later than the date on which an option granted prior to May 15, 2001 could be exercised. The Stock Option Committee (a committee of Nonemployee Directors) determines the employees to receive awards under the Plan and the number of Shares to be subject to each award.

     Shares of stock which are attributable to options (including Reload Options) and SARs which expire or are otherwise terminated, cancelled or surrendered without being exercised, or which are attributable to awards of Restricted Stock Units or Performance Stock Units which expire or are otherwise terminated or cancelled, will be available for issuance in connection with future grants or awards under the 1991 Plan.

     Approximately 1,750 officers and other key salaried executives were eligible in 1995 to participate in the 1991 Plan, and 89 executives were eligible to participate in the Long-Term Performance Plan, which the Board established previously pursuant to the Performance Stock Unit provisions of the 1991 Plan.

     NONEMPLOYEE DIRECTORS. Under the 1991 Plan as amended, each Nonemployee Director will receive his or her Annual Retainer Fee in Shares and, if first elected to the Board after December 31, 1995, a one-time grant of 3,000 Restricted Stock Units as described above. The 1991 Plan will continue to provide that each Nonemployee Director who is elected or reelected by the stockholders at any annual or special meeting of stockholders, is to receive, as of the date of each such election or reelection, an option, together with a related SAR and LSAR, covering 1,500 Shares. The maximum number of Shares as to which options (and related SARs and LSARs) may be granted to any Nonemployee Director under the 1991 Plan is 22,500 Shares. An option and related SAR is exercisable by a Nonemployee Director in accordance with the vesting provisions described below, provided that the holder has been a director of the Corporation continuously since the grant of the award. A LSAR is exercisable by a Nonemployee Director during the 60-day period following a Change in Control of the Corporation. The requirement of continuous service as a director does not apply if service as a director has been terminated by reason of retirement, permanent total disability or death, and may not apply if service as a director has been terminated under mutually satisfactory circumstances or under circumstances equivalent to retirement, in which event options (and related SARs and LSARs) are exercisable by the director for the same periods and to the same extent to which awards held by employees are exercisable. All additional provisions of the Plan apply to stock options, SARs, LSARs and Restricted Stock Units granted to Nonemployee Directors to the extent not inconsistent with provisions of the Plan expressly governing awards to Nonemployee Directors or Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act").

     STOCK OPTIONS, STOCK APPRECIATION RIGHTS AND LIMITED STOCK APPRECIATION RIGHTS. Options granted under the 1991 Plan may be either incentive stock options or nonqualified stock options. No stock option can be granted at an exercise price of less than 100% of fair market value on the day the stock option is granted.

     An option must be exercised within ten years after the date of grant (or, if less, within five years after retirement) and is exercisable on and after the first anniversary of the grant to the extent of not more than 40% of the number of Shares covered by the option, on and after the second anniversary of the grant to the extent of not more than 70% thereof, and on and after the third anniversary of the grant to the extent of 100% thereof. The exercise price may be paid in cash or by delivery of Shares. Tax withholding obligations related to exercise may be paid by a reduction in the number of Shares received, subject to certain conditions. If an option holder, while employed by the Corporation, surrenders Shares owned by him or her for a minimum of six months in payment of the exercise price of an option, then, concurrent with such surrender, the option holder, subject to the availability of Shares and other restrictions, may be entitled to receive a new stock option (a Reload Option) covering a number of Shares equal to the number so surrendered.

     The 1991 Plan also authorizes the Stock Option Committee to grant SARs, LSARs or both to participants. Each SAR or LSAR may relate to and be associated with a specific option or may be freestanding. In the case of a SAR or LSAR that is related to an option, such SAR or LSAR may be granted either at the time of grant of such option or, if related to a nonqualified stock option, at any time thereafter. A SAR related to an option is exercisable only to the extent the related option is exercisable. A LSAR is exercisable only during the 60-day period following a Change in Control of the Corporation. A SAR or LSAR is not exercisable by a director or executive officer during the first six months of the term of such SAR or LSAR except that this limitation does not apply in the event of the death or disability of the director or executive officer prior to the expiration of the six-month period. Upon the exercise of a SAR, the holder is entitled to receive from the Corporation, without the payment of any cash (except for any applicable withholding taxes), an amount equal to
(i) the excess of (x) the per share fair market value of the Common Stock on the date of such exercise over (y) the price specified in the SAR on the date of grant or, in the case of a SAR related to an option, the option price of any related option times (ii) the number of shares in respect of which such SAR shall have been exercised. Any payment with respect to a SAR will be made in cash or Common Stock or partly in cash and partly in Common Stock, as the Stock Option Committee determines. Any payment with respect to a LSAR will be made solely in cash. On the exercise of a SAR or LSAR related to a stock option, the related stock option, or the portion thereof in respect of which such SAR or LSAR is exercised, terminates and, similarly, on the exercise of a stock option related to a SAR or LSAR, such SAR or LSAR, or such portion thereof in respect of which such stock option is exercised, terminates.

     RESTRICTED STOCK UNITS AND PERFORMANCE STOCK UNITS. Each Restricted Stock Unit or Performance Stock Unit represents the right to receive one Share. The Stock Option Committee determines the number of Units to be covered by each award. If the Stock Option Committee so determines at the time of award, a participant may be credited with an amount equal to the amount of cash dividends ("dividend equivalents") that would have been paid to the participant if one Share for every Unit held by the participant had been issued to such participant at the time of such dividend, payable in such form as the Stock Option Committee shall determine. Restricted Stock Units are restricted as to transfer and subject to cancellation during a specified period or periods. Performance Stock Units are restricted as to transfer and subject to cancellation during the period prior to the achievement of performance objectives and, in some cases, assessment of individual performance, as determined by the Stock Option Committee. Each award is subject to such terms and conditions, including the lapse of restrictions, as determined by the Stock Option Committee. During the period of restriction, the recipient has no rights as a stockholder. To the extent restrictions with respect to any Restricted Stock Unit award lapse or performance objectives with respect to any Performance Stock Unit award are attained, Shares with respect to such vested Units will be issued to the employee participant free of all restrictions and the dividend equivalents with respect to such Shares will be delivered to the participant. (As noted above, a Nonemployee Director participant may elect to receive either Shares or cash with respect to his or her Restricted Stock Units upon termination of service.) The Stock Option Committee has the discretion to accelerate the lapse of restrictions (including restrictions relating to the attainment of performance objectives; provided, however, that the Plan eliminates such discretion to the extent that the ability to exercise such discretion would cause the Performance Stock Unit to fail to qualify as other performance based compensation under
Section 162(m) of the Internal Revenue Code). Termination of employment prior to the lapse of restrictions causes a cancellation of the unvested portion of any Restricted Stock Unit award and Performance Stock Unit award. To date, no Restricted Stock Units have been awarded to employees under the Plan. If this Item No. 3 is approved, Messrs. Aljian and Neff will each receive a one-time grant of 3,000 Restricted Stock Units as described above.

     TERMINATION AND AMENDMENT. The Board may amend, suspend or terminate the 1991 Plan and the Stock Option Committee may amend or alter the terms of any award or any agreement relating thereto at any time, but no such action may affect or in any way impair the rights of a participant under any award previously granted without such participant's consent. No amendment may, without stockholder approval (to the extent required), increase the total number of Shares which may be issued under the 1991 Plan or reduce the minimum purchase price for stock subject to options (other than in the case of adjustments to reflect future stock dividends or other relevant capitalization changes), change the class of employees eligible to participate in the 1991 Plan, extend the maximum period during which options may be exercised or extend the period during which options or other awards may be granted.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a brief summary of the principal federal income tax consequences of those transactions under the 1991 Plan covered by the amendments described above, based on current federal income tax laws. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Accordingly, a participant should consult a tax advisor with respect to the tax aspects of the 1991 Plan.

     Payment of Annual Retainer Fee in Shares. A Nonemployee Director will include in ordinary income an amount equal to the fair market value of the Shares in the taxable year in which the Shares are issued and delivered. The Corporation will be entitled to a deduction in an amount equal to the recipient's ordinary income in the Corporation's taxable year in which the Shares are issued and delivered.

     Restricted Stock Units. A recipient of Restricted Stock Units should not be subject to taxation upon the grant of such units. Instead, the recipient generally will include in ordinary income an amount equal to the fair market value of the corresponding number of Shares in the taxable year in which the Shares are issued (or the value thereof paid) to the participant. With respect to the foregoing provisions, the Corporation generally will be entitled to a deduction in an amount equal to a recipient's ordinary income in the Corporation's taxable year in which or with which ends the taxable year of the recipient in which such recipient includes such amount in income.

VOTE REQUIRED FOR APPROVAL

     The Corporation is seeking shareholder approval of the above amendments in order assure that the 1991 Plan will continue to satisfy the conditions of Rule 16b-3 under the Securities and Exchange Act of 1934. The above amendments to the 1991 Plan will become effective if Item No. 3 is approved by the affirmative vote of a majority of the Shares present, or represented, and entitled to vote at this meeting. Abstentions will have the effect of a vote "against", while broker non-votes will not affect the outcome.

     YOUR DIRECTORS RECOMMEND A VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT OF THE CHRYSLER CORPORATION 1991 STOCK COMPENSATION PLAN, ALL AS SET FORTH ABOVE, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                            COMMITTEES OF THE BOARD

COMMITTEE MEMBERSHIP

     Messrs. Aljian, Graves, Kresa, Magowan and Wilson are members of the Audit Committee.

     Messrs. Eaton, Lanigan, Magowan and Stamper are members of the Executive Committee.

     Ms. Affinito and Messrs. Allen, Califano, Kresa and Neff are members of the Finance Committee.

     Messrs. Allen, Lanigan and Stamper are members of the Incentive Compensation Committee, Stock Option Committee and Salary Committee.

     Messrs. Allen, Lanigan and Stamper are members of the Corporate Governance Committee.

     Ms. Affinito and Messrs. Califano, Graves and Wilson are members of the Public Policy Committee.

AUDIT COMMITTEE

     The Audit Committee recommends to the Board of Directors for its nomination independent public accountants to audit the books, records and accounts of the Corporation, and reviews and approves the overall scope and adequacy of the independent and internal audit programs and the proposed form of the Corporation's consolidated financial statements. The Audit Committee also reviews the results, findings and recommendations of audits performed by the independent public accountants and the internal audit department, the system of internal accounting controls, the significant accounting policies of the Corporation as they apply to its consolidated financial statements, the audit fees to be paid to the independent public accountants and the nature of non-audit services performed by the independent public accountants. The Audit Committee held 7 meetings in 1995.

CORPORATE GOVERNANCE COMMITTEE

     The Corporate Governance Committee was established on February 7, 1996 in place of the Nominating Committee to evaluate and make recommendations to the Board concerning: (a) the organization of the Board and responsibilities of its committees, assignment of committee memberships, and agendas for meetings of nonemployee directors; (b) appropriate qualifications and eligibility requirements for selection of nominees; (c) the performance of the Board and its committees; and (d) matters relating to corporate governance and shareholder relations. A stockholder may recommend a person for nomination by giving notice thereof and providing certain required information, in writing, to the Secretary of the Corporation, so that it is received not less than 60 nor more than 90 days before the annual meeting, but if less than 70 days notice or public disclosure of the date of such meeting is given or made to stockholders, the notice of nomination must be received not later than the 10th day following the day such meeting notice was mailed or such public disclosure was made. The Nominating Committee held 6 meetings in 1995.

COMPENSATION COMMITTEES

     The Incentive Compensation Committee, Stock Option Committee and Salary Committee (collectively, the "Management Resources and Compensation Committees") meet jointly to review and approve the compensation of senior management of the Corporation, including the compensation of officers, and make reports and recommendations to the Board of Directors concerning compensation plans. In carrying out such responsibilities the Management Resources and Compensation Committees, among other things, fix salaries, establish performance goals, award incentive compensation and grant stock options, all within the authority granted to them by the respective plans or by resolutions of the Board. The Management Resources and Compensation Committees held 12 meetings in 1995.

                      DIRECTORS MEETINGS AND COMPENSATION

     The Board of Directors held 18 meetings in 1995. Each director attended 75% or more of the total of all meetings held by the Board and the committees on which he or she served.

     The fees currently paid to directors who are not officers of Chrysler Corporation or its subsidiaries are as follows: annual fee for serving as a director, $25,000; fee for each Board meeting attended, $1,000; fee for each other day of service, $2,000; annual fee for serving on a Board committee (Management Resources and Compensation Committees considered as one), $10,000; and an additional annual fee for serving as chairperson of a committee, $2,000.

     Item No. 3 above is a proposal to amend the Chrysler Corporation 1991 Stock Compensation Plan (the "1991 Plan") to authorize the payment of Board of Directors' annual retainer compensation in Common Stock. Subject to approval of that proposal by stockholders, the Board has determined that the annual fees described above will be paid in Common Stock in order to more closely align the interests of directors with those of stockholders.

     In addition, subject to such approval, nonemployee directors first elected to the Board after December 31, 1995 will receive a one-time award of 3,000 stock units under the 1991 Plan upon joining the Board. Each unit represents the right to receive one Share and will be credited with dividend equivalents. If such nonemployee director ceases to be a director before the completion of five years of service (other than by reason of death, disability, or retirement at age 72) following such one-time award, then such units (including any reinvested dividend equivalents) will be forfeited. A director who terminates service after the five year vesting period (or by reason of death, disability, or retirement at age 72) may elect to receive either (a) a number of Shares equal to the number of whole restricted stock units granted to him or her (including those related to reinvested dividend equivalents) and the cash value of any fractional restricted stock units, or (b) an amount in cash equal to (i) the fair market value of a Share on the date of his or her retirement, multiplied by (ii) the number of restricted stock units granted to him or her (including those related to reinvested dividend equivalents). Messrs. Neff and Aljian will each receive such an award as of the date of his election as a director (February 7 and 8, 1996, respectively); provided that Item No. 3 is approved, and they are elected, at the annual meeting.

     Under the 1991 Plan, nonemployee directors receive options with related stock appreciation rights ("SARs") for 1,500 Shares as of the date of their election or reelection as a director at any annual or special meeting of stockholders. The Corporation also provides nonemployee directors with product evaluation and lease vehicles, as well as business travel accident insurance coverage in the amount of $250,000.

     The Corporation established a director retirement benefit program in 1988, under which a director with five or more years of service receives an annual cash retirement benefit payable for life equal to one hundred percent of the annual retainer in effect at the time the director retires from the Board. A director with less than five years of service receives the same cash benefit, but only for a period equal to the time served as a director.

     Following completion of its corporate governance review earlier this year, and before the election of Messrs. Aljian and Neff, the Board terminated such program with respect to current and future nonemployee directors, and the then current nonemployee directors agreed to convert their rights under that program into phantom stock units. Each such director's rights will be converted into phantom stock units representing 3,000 Shares, or if greater, a certain number of Shares determined by dividing (1) the present value of the benefit that would have been payable to the director under the former program (assuming the earlier of completion of 18 years of service as a director or retirement at no later than age 72, the mandatory retirement age for directors, and based on a discount rate of 8% and assuming annual increases in fees of 5%) by (2) the fair market value of a Share on the date of the 1996 Annual Meeting of Stockholders. Each phantom stock unit will be credited with dividend equivalents, which will be deemed reinvested in additional phantom stock units. At retirement, each such director will receive an amount equal to (a) the fair market value of a Share on the date of his or her retirement, multiplied by (b) the number of phantom stock units granted to him or her on the date of the 1996 Annual Meeting of Stockholders (including those related to reinvested dividend equivalents). Each director may elect to receive such amount in Shares or cash, in either a single lump sum or in ten or fewer annual installments, provided that an election to receive Shares cannot be made until at least six months after retirement from the Board.

     At the conclusion of its review, the Board also adopted stock ownership guidelines for directors that require each director to own at least 5,000 Shares. Directors must achieve that ownership target by the later of February 8, 1999 or the third anniversary of their election to the Board.

     Under the Chrysler Salaried Employees' Supplemental Savings Plan, nonemployee directors may elect in advance to defer all or a portion of the annual retainer and meeting fees and proceeds in connection with the exercise of options or SARs, whether payable in the form of cash or Shares. Such directors may self-direct assets in their deferral accounts among a variety of investments. Directors may elect to receive payment of their deferred compensation in a lump sum or in annual installments not to exceed ten years.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of Shares beneficially owned, as that term is defined for proxy statement reporting purposes by the Securities and Exchange Commission (the "SEC"), by the directors and executive officers of the Corporation as of February 29, 1996 (unless otherwise noted):

                                                 AMOUNT AND NATURE       NUMBER OF SHARES IN LEFT COLUMN
                                                   OF BENEFICIAL              WHICH MAY BE ACQUIRED
NAME OF BENEFICIAL OWNER(1)                       OWNERSHIP(2)(3)               WITHIN 60 DAYS(4)
----------------------------------------------   -----------------       -------------------------------
Lilyan H. Affinito............................          11,158                          6,600
James D. Aljian...............................           5,000                              0
Robert E. Allen...............................           2,080                            600
Joseph A. Califano, Jr........................           8,566                          5,100
Theodor R. Cunningham.........................         175,183                        113,699
Thomas G. Denomme.............................          94,149                         70,198
Robert J. Eaton...............................         708,764                        594,410
Earl G. Graves................................           8,425                          6,150
Kent Kresa....................................          10,358                          6,150
Robert J. Lanigan.............................           9,107                          3,000
Robert A. Lutz................................         544,704                        455,534
Peter A. Magowan..............................          18,430                          3,000
John B. Neff..................................          16,000                              0
Malcolm T. Stamper............................           8,475                          2,100
Gary C. Valade................................         143,695                        125,298
Lynton R. Wilson..............................           2,100                            600
All Directors and Executive Officers,
  including those named above, as a Group.....       3,588,286(5)(6)                2,731,088(7)

---------------
(1) No director or executive officer is the beneficial owner of other equity securities of the Corporation or any of its subsidiaries. No director or executive officer beneficially owns more than 1.0% of the Shares outstanding.

(2) Unless otherwise indicated, each person included in the group has sole investment power and sole voting power with respect to the Shares beneficially owned by such person.

(3) Includes Shares held as of December 31, 1995 by the dividend reinvestment plan and the trustees under the Corporation's savings plans.

(4) This column lists the number of Shares which the directors and executive officers have the right to acquire within sixty days after February 29, 1996 through the exercise of stock options. The Shares shown in this column are included in the Amount and Nature of Beneficial Ownership column.

(5) Includes 14,800 Shares held by family members of executive officers, the beneficial ownership of which has been disclaimed by such officers in reports filed with the SEC.

(6) The number of Shares shown constitutes 0.94% of the Shares outstanding on December 31, 1995.

(7) The number of Shares shown constitutes 0.72% of the Shares outstanding on December 31, 1995.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The Corporation has been advised that the following persons beneficially owned more than 5% of the Common Stock outstanding as of December 31, 1995 in the case of FMR Corp., and as of January 31, 1996 in the case of Kirk Kerkorian/Tracinda Corporation:

                                                                        NUMBER OF SHARES     PERCENT
                          NAME AND ADDRESS                             BENEFICIALLY OWNED    OF CLASS
--------------------------------------------------------------------   ------------------    --------
Kirk Kerkorian(1)...................................................       51,900,000          13.73%
Tracinda Corporation
4835 Koval Lane
Las Vegas, Nevada 89109
FMR Corp.(2)........................................................       49,584,120          13.07%
82 Devonshire Street
Boston, Massachusetts 02109

---------------
(1) According to Amendment No. 33 to their Schedule 13D dated March 13, 1996, Mr. Kerkorian and Tracinda Corporation, a Nevada corporation wholly-owned by Mr. Kerkorian, are members of a "group" as that term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934, and are the beneficial owners of 51,900,000 Shares. On February 8, 1996, the Corporation entered into a five-year standstill agreement with Mr. Kerkorian and Tracinda Corporation under which they have agreed (i) not to increase their beneficial ownership of voting securities outstanding at any time during the term of the agreement ("Voting Securities") beyond 13.75%, (ii) to sell shares of Voting Securities pro rata, as required, in order not to exceed such percentage as a result of Chrysler repurchases of Voting Securities,
    (iii) to vote their shares of Voting Securities on all matters submitted to shareholders for vote or consent in the same proportion as such shares are voted by other shareholders not affiliated with them, (iv) to not solicit proxies or enter into any activity aimed at a change of control of the Corporation or its Board, and (v) that during the term of the Agreement, so long as Tracinda or Mr. Kerkorian beneficially own more than 5% of the outstanding Voting Securities, the Corporation's Board of Directors will nominate Mr. James D. Aljian (or a successor) for election at each meeting of stockholders at which directors are to be elected.

(2) Based on a Schedule 13G filing dated February 14, 1996, as of that date, FMR Corp., through its subsidiaries Fidelity Management & Research Company ("Fidelity"), Fidelity Management Trust Company ("Fidelity Trust"), and Fidelity International Limited ("Fidelity International"), had sole dispositive power over all of the Shares set forth above opposite its name, shared voting power as to none of such Shares, and sole voting power as to 1,408,195 of such Shares. Fidelity is the beneficial owner of 46,912,425 of the above Shares (12.37% of the Shares outstanding), Fidelity Trust is the beneficial owner of 2,605,595 of such Shares (0.69% of the Shares outstanding), and Fidelity International is the beneficial owner of 66,100 of such Shares (0.02% of the Shares outstanding). The number of Shares beneficially owned by these companies includes 367,807 Shares that Fidelity and 252,798 Shares that Fidelity Trust have the right to acquire through the conversion of all of the Corporation's Series A Convertible Preferred Stock held by them.

     The report on Executive Compensation and the Performance Graph which follow shall not be deemed to be incorporated by reference into any filing made by the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Corporation incorporates such report and graph by specific reference.

                        REPORT ON EXECUTIVE COMPENSATION

     The Management Resources and Compensation Committees of the Board of Directors (consisting of the Incentive Compensation Committee, the Stock Option Committee and the Salary Committee) submit the following report to stockholders on the compensation policies applicable to the Corporation's executive officers with respect to compensation reported for the year ended December 31, 1995. The Management Resources and Compensation Committees consist entirely of nonemployee directors.

                            COMPENSATION PHILOSOPHY

     The Committees believe that the Corporation's compensation program is a critical part of the effective management of its key executives. In conjunction with other sound management practices, Chrysler maintains a compensation program that rewards senior management behavior which builds the long-term value of the Corporation. The program is designed to:

          - Maintain a strong relationship between performance and rewards;

          - Link a significant portion of compensation to increases in shareholder value;

          - Clearly communicate corporate performance goals;

          - Actively encourage stock ownership;

          - Establish a comparative framework of companies for pay/performance analysis; and

          - Balance all compensation elements to create a total pay program based on aggressive performance goals.

                           STOCK OWNERSHIP GUIDELINES

     In order to more closely align the interests of executives with those of stockholders, the Corporation adopted stock ownership guidelines several years ago, which established target levels for ownership of Chrysler Common Stock by officers and senior executives. Those guidelines have been increased for 1996 for those individuals (approximately 100) and expanded to include certain other executives eligible to receive annual incentive compensation (approximately
450).

                         EXECUTIVE COMPENSATION PROGRAM

     In response to the Omnibus Budget Reconciliation Act of 1993, the Corporation amended its performance-based compensation plans to be able to qualify compensation paid under those plans to the Corporation's Chief Executive Officer and its next four most highly compensated executive officers for deductibility under Section 162(m) of the Internal Revenue Code. From time to time, however, the Committees may authorize the payment of nondeductible compensation if they determine that such action would be in the best interests of the Corporation. The Committees expect that all amounts earned under those plans for 1995 will be deductible by the Corporation. The Committees determined that it was appropriate to pay Mr. Eaton a base salary above the limit set by
Section 162(m) and forego the deduction for amounts above the limit in order to achieve the underlying objectives of the compensation program described in this Report.

     In addition to base salary, the Corporation's executive compensation program in 1995 included incentive compensation in the form of annual bonuses (short-term incentives), awards of Chrysler Common Stock paid at the end of multi-year performance cycles (medium-term incentives), and grants of stock options exercisable over ten years (long-term incentives). The total amount of compensation paid to executives was determined with reference to a peer group of fifteen Fortune 500 companies which included the Corporation's two principal domestic competitors. Companies were selected on the basis of, among other things, their market capitalization, percentage of revenues derived from the sale of durable goods, use of benchmarking as a management tool, selection by Fortune magazine as one of its "Most Admired" companies, and selection for similar comparative purposes by General Motors Corporation or Ford Motor Company. The Committees believe that the various compensation programs within the peer group fairly represent the types and levels of compensation the Corporation must be prepared to provide in order to attract and retain qualified executives. Although peer group compensation data for 1995 is not yet available, the Committees expect that on average the base salaries of the Corporation's executive officers will approximate the 50th percentile of the peer group, while the total of all incentive compensation is expected to approximate the 80th percentile of such compensation within the peer group.

BASE SALARY

     The Committees establish base salaries for executive officers annually in relation to average base salaries paid within the peer group. In general, base salaries were set at levels near the 50th percentile of the peer group, with performance-based incentive compensation providing an opportunity for above-market total compensation. Base salaries for executive officers were adjusted last year to reflect the increased average salary levels within the peer group. Notwithstanding such adjustments, the base salaries established for executive officers in 1995 in general are expected to be near the 50th percentile of the peer group as determined by an independent consulting firm engaged to assist the Committees.

ANNUAL BONUS

     Bonuses are paid in accordance with the formula set forth in the resolution initially approved by the stockholders in 1929 and most recently approved by the stockholders in 1994 (the Stockholders' Resolution). The formula limits the amount permitted to be set aside for incentive compensation under the Stockholders' Resolution in any year to 8% of the amount by which consolidated net earnings exceed $.4444 per share of Chrysler Common Stock. Bonuses are determined by multiplying the executive's target bonus (a percentage of that person's base salary or the average base salary of a class) by the corporate performance level achieved with respect to the goal designated by the Committees from those previously approved by the stockholders.

     The Corporation paid annual bonuses to approximately 1,950 executives based on its 1995 net consolidated earnings, which was the corporate performance goal designated by the Committees at the beginning of 1995. The Committees decided at that time that the attainment of specified levels of net consolidated earnings would correspond to corporate performance levels ranging from 50% to 125%, subject to reduction based on an assessment of the Corporation's 1995 performance in relation to that of its domestic and foreign competitors in the areas of total shareholder return, financial success, and total vehicle quality excellence.

     Although the Corporation attained a corporate performance level of 125%, following the comparative assessment, the Committees decided to reduce bonuses based on the Corporation's performance in some measures of total vehicle quality excellence. While recognizing the Corporation's significant improvement in vehicle quality from year ago levels, the Committees also noted the need for continuous improvement in customer service, initial quality, and warranty expense. Accordingly, only 82% of the amount available for incentive compensation under the Stockholder's Resolution was paid out in bonuses in respect of the Corporation's performance in 1995.

     In addition, the Committees determined that a portion of any 1996 annual incentive compensation awarded to officers and certain other executives will be paid in Chrysler Common Stock instead of cash. A portion of such stock will vest over two years provided the executive remains employed with the Corporation.

PERFORMANCE SHARES

     The Committees each year establish a performance cycle of between two and five years and performance goals for that cycle based on long-term corporate objectives. At the commencement of a performance cycle, the Committee awards each eligible executive (officers and a limited number of senior executives) the number of performance stock units in the form of Performance Shares that would be deliverable to each of them at the end of the cycle if the performance goals for that cycle are achieved. The number of Performance Shares awarded at the beginning of a cycle is determined by dividing an amount (expressed as a percentage -- not in excess of 80% -- of the executive's base salary, or the average base salary or midpoint of the salary range of a class of employees, at the time of the award) by the then fair market value of Chrysler Common Stock, without regard to any dividend equivalents that may be paid in connection with such Performance

Shares during the cycle. At the end of each cycle, participants may earn nothing, or a number of Performance Shares ranging from a set minimum to a maximum of 125% of the target award for that cycle, as determined by the Committee based on the Corporation's performance in relation to the performance goals.

     Performance Shares were awarded under the performance stock unit provisions of the Chrysler Corporation 1991 Stock Compensation Plan (the "1991 Plan") to 89 executives in 1995 for the 1995-1996 and 1995-1997 performance cycles, and are to be earned out based upon the level of achievement of vehicle quality improvements, the corporate goal established for those cycles. Awards under the 1995-1996 performance cycle are in replacement of awards under the previously established 1994-1996 performance cycle. Performance Share awards for the 1993-1995 performance cycle were paid at a corporate performance level of 75% based on improvements in vehicle quality during the cycle as determined from warranty claims data. Although less than 100% of the aggressive target level established at the beginning of the cycle, that performance level represents a significant improvement in vehicle quality over the last several years, i.e., the reduction in model year repair conditions per 100 retail vehicles sold (C's/100) as determined by the number of actual warranty repairs made by Chrysler dealers under the Corporation's 12-month/12,000 mile warranty.

STOCK OPTIONS

     The Corporation may grant stock options and other stock-related incentives under the 1991 Plan adopted by the Board of Directors and approved by the stockholders. The 1991 Plan is intended to provide long-term incentives the ultimate value of which is determined by increases in the price of Chrysler's Common Stock.

     No stock option can be granted at an exercise price of less than 100% of fair market value on the day the option is granted. Each option must be exercised within ten years after the date of grant, unless earlier terminated in connection with termination of employment, and is exercisable on and after the first anniversary of the grant to the extent of not more than 40% of the number of shares covered by the option, on and after the second anniversary of the grant to the extent of not more than 70% thereof, and on and after the third anniversary of the grant to the extent of 100% thereof.

     Stock options were granted in 1995 to approximately 1,750 officers and executives in amounts which were, in the judgment of the Stock Option Committee, directly related to the level of responsibility of the grantees as compared with their peer group counterparts. The number of options granted to a named executive officer was established after determining that the projected value of such options (as derived from the Black Scholes option pricing model) would rank near the 80th percentile of the projected value of options granted to his peer group counterparts.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Chrysler Supplemental Executive Retirement Plan provides, among other things, for annual supplemental retirement benefits to officers and senior executives equal to a percentage (not to exceed 6%), determined each year by the Incentive Compensation Committee, of their respective annual bonus and

Performance Share awards. Annual retirement benefits based on awards paid for the year ended December 31, 1995, will be paid at the rate of 6% of such awards.

                      CHIEF EXECUTIVE OFFICER COMPENSATION

     Under Mr. Eaton's leadership as Chief Executive Officer, the Corporation in 1995 returned approximately $1.8 billion to stockholders in the form of dividends and share repurchases, improved vehicle quality and customer satisfaction, and continued to strengthen its financial position by reducing debt. The Corporation also registered its third best retail sales year in history, selling 2,389,465 vehicles at retail in the United States and Canada and increased sales outside of North America by 24% over 1994.

     In addition, Mr. Eaton worked with the Chrysler management team to maintain a successful product development program, which included the launch of the Corporation's award-winning redesigned minivans. Chrysler's minivans won Popular Mechanic's Design and Engineering Award, and the 1996 Dodge Caravan won Motor Trend's Car of the Year Award. Further, the Dodge Ram won the J. D. Power A.P.E.A.L. (Automotive Performance Execution and Layout) Award for the full-size pickup category.

     In establishing each of the components of Mr. Eaton's compensation for 1995, the Committees relied on information developed with the assistance of an independent executive compensation consulting firm. The Committees determined that equity-based incentive compensation should constitute a significant portion of Mr. Eaton's total compensation so that the value ultimately realized by Mr. Eaton would depend directly on the long-term performance of the Corporation and would be commensurate with the value realized by stockholders.

     Mr. Eaton's base salary was increased in 1995 to reflect increased salary levels among his peer group counterparts. Consistent with the Corporation's salary policy, following such adjustment Mr. Eaton's base salary was slightly below the 50th percentile for that group.

     Mr. Eaton received an annual bonus of $2,360,000 based on the Corporation's performance with respect to net consolidated earnings as described above under "Annual Bonus". Mr. Eaton also earned 8,325 Performance Shares with respect to the 1993-1995 performance cycle based on the Corporation's performance with respect to quality as described above under "Performance Shares". In addition, Mr. Eaton was awarded 22,500 and 16,900 Performance Shares to be earned over the 1995-1996 and 1995-1997 performance cycles, respectively. The number of Performance Shares awarded was determined by dividing an amount equal to a certain percentage (established by the Committees) of his base salary by the market price of Chrysler Common Stock. The Committees also granted to Mr. Eaton options to purchase 225,000 shares of Chrysler Common Stock after determining that the projected value of such options (as derived from the Black-Scholes option pricing model) to Mr. Eaton would rank slightly above the 75th percentile of the projected value of options granted to his peer group counterparts.

     Under the financial strategy advanced by Mr. Eaton, the Corporation posted an impressive financial performance in 1995, reporting pre-tax earnings of $3.4 billion and total sales and revenues of $53 billion. Including the 50% dividend increase last year, the Corporation has increased the dividend by a total of 300% over the last two years. Chrysler also achieved its goal of repurchasing $1 billion of Chrysler Common Stock in 1995 under a share repurchase program, and increased that program by an additional $2 billion for 1996. As of December 31, 1995, the yield on Chrysler Common Stock was 4.4%, which was twice that of the average S&P equity. The cumulative total shareholder return on Chrysler Common Stock for the last five years, as shown in the performance graph accompanying this Report, was 408%.

                                   CONCLUSION

     Under the Corporation's executive compensation program, the total compensation ultimately attainable by executive officers depends to a significant degree on consistent achievement of corporate objectives established by the Management Resources and Compensation Committees to enhance stockholder value. For example, 70% of the total compensation (excluding option grants) paid in 1995 under this program to the executive officers named in the Summary Compensation Table is directly related to the achievement of corporate performance objectives, including profitability. Including option grants valued under the Black-Scholes option pricing model, in excess of 81% of such compensation consists of elements the ultimate realizable value of which is based on achievement of such objectives and increases in share price.

                                          MANAGEMENT RESOURCES AND
                                          COMPENSATION COMMITTEES

                                          Robert J. Lanigan, Chairperson
                                          Robert E. Allen
                                          Malcolm T. Stamper

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on Chrysler Common Stock over the five preceding fiscal years with the cumulative total shareholder return on the common stock of each of General Motors Corporation and Ford Motor Company and the return on the Standard & Poor's 500 Stock Index, assuming an investment of $100 in each of the above at their closing prices on December 31, 1990 and reinvestment of dividends. The performance shown in the graph is not necessarily indicative of future performance.



                                   [GRAPH]


                                                                  General Mo-
      Measurement Period         Chrysler Cor-    Ford Motor     tors Corpora-    S&P 500 In-
    (Fiscal Year Covered)          poration         Company          tion             dex
1990                                       100             100             100             100
1991                                        98             113              88             130
1992                                       273             179             102             140
1993                                       461             278             176             155
1994                                       434             247             137             157
1995                                       508             268             177             215

                       COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table discloses compensation awarded to, earned by, or paid during the three preceding fiscal years to the Corporation's Chief Executive Officer and its next four most highly compensated executive officers serving at the end of 1995 for all services rendered by them to the Corporation and its subsidiaries in all capacities in which they served.

                                                                                                LONG TERM
                                                                                              COMPENSATION
                                                                                         -----------------------
                                                                                           AWARDS       PAYOUTS
                                                   ANNUAL COMPENSATION(1)                ----------    ---------
                                       ----------------------------------------------    SECURITIES
                                                                         OTHER ANNUAL    UNDERLYING      LTIP        ALL OTHER
                                                SALARY        BONUS      COMPENSATION     OPTIONS/      PAYOUTS     COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR       ($)          ($)          ($)(2)        SARS(#)       ($)(3)         ($)(4)
-------------------------------------  ----    ---------    ---------    ------------    ----------    ---------    ------------
Robert J. Eaton......................  1995    1,212,500    2,360,000       105,006        225,000       434,981       58,200
  Chairman of the Board and            1994    1,063,750    2,200,000        60,424        214,638       966,641       51,060
  Chief Executive Officer              1993      928,750    1,900,000       121,474        202,772     1,809,000       22,290
Robert A. Lutz.......................  1995      881,250    1,675,000        64,308        100,000       278,231       42,300
  President and                        1994      808,750    1,600,000        39,319         90,000       869,465       38,820
  Chief Operating Officer              1993      747,500    1,500,000        75,923         99,301     1,444,500       17,137
Thomas G. Denomme....................  1995      562,500    1,075,000        42,059         70,000       168,506       27,000
  Vice Chairman and                    1994      496,250    1,000,000        27,942         60,000       470,534       23,820
  Chief Administrative Officer         1993      448,750      900,000        12,240         61,198       756,000       10,770
Gary C. Valade.......................  1995      456,250      800,000        37,866         65,000       133,238       21,900
  Executive Vice President             1994      387,500      750,000        23,982         60,000       352,901       18,600
  and Chief Financial Officer          1993      325,417      680,000         8,100         56,198       506,250        7,810
Theodor R. Cunningham(5).............  1995      442,500      730,000        37,407         59,170       133,238       21,240
  Executive Vice President --          1994      412,500      700,000        24,927         58,470       409,160       19,800
  Sales & Marketing and                1993      381,250      650,000        10,680         54,397       661,500        9,150
  General Manager of Minivan
  Operations

---------------
(1) Compensation deferred at the election of an executive is included in the year earned.

(2) The amounts for 1995 are dividend equivalents paid in respect of awards of shares of Common Stock ("Performance Shares") under the 1991 Plan and tax payment reimbursements.

(3) LTIP payouts of Performance Shares for 1995 were in respect of the 1993-1995 performance cycle under the 1991 Plan and were based on the Corporation's performance in relation to improvements in vehicle quality. Amounts are based on the fair market value of Shares on the date of delivery.

(4) The amounts for 1995 are matching contributions by the Corporation under its employee savings plans.

(5) Mr. Cunningham assumed the position of President and Managing Director of Chrysler de Mexico on January 18, 1996.

     The Company entered into Employment Agreements in 1995 (each, an "Employment Agreement") with each of Robert J. Eaton, Robert A. Lutz, Thomas G. Denomme and Gary C. Valade (each, an "Executive"). Except in the case of Mr. Lutz, each Employment Agreement has an initial three year term commencing on

June 1, 1995, is automatically extended for successive periods of one year each unless either party gives at least 90 days' written notice to the other of its intention not to renew, and will expire on the last day of the month in which the Executive attains age 65, or in the event of the Executive's disability. The term of Mr. Lutz's Employment Agreement commenced on June 1, 1995, and will expire at the end of February, 1997, the month in which he will attain age 65. It is currently expected, however, that Mr. Lutz will continue as an employee of the Company beyond age 65. Each Executive's position, duties, compensation and benefits are set forth in the Employment Agreements. The Employment Agreements each contain a noncompetition provision which precludes each Executive from voluntarily terminating his employment without "Good Reason" and thereafter working for a competitor for at least one year.

     In the event the Company terminates an Executive's employment without Cause (as defined in each Employment Agreement), or an Executive terminates his employment for Good Reason (as defined in each Employment Agreement), such Executive will be entitled to receive all salary earned or other compensation due and payable under the Company's plans, policies or agreements and a lump sum severance benefit generally equal to two times the sum of the Executive's current annual base salary and the average of the bonuses payable to the Executive for the three calendar years preceding his termination, although higher benefits will be payable in the event of the termination of any Executive (except Mr. Lutz) prior to June 1, 1996.

     Included among the events giving rise to the Executive's right to terminate his employment for "Good Reason" are a material adverse reduction in his responsibilities and, with a limited exception, a reduction in his base salary or annual bonus opportunity.

     The Company also entered into severance agreements with the Executives and Mr. Cunningham that provide each such officer a predetermined level of severance benefits if his employment is terminated involuntarily or constructively in connection with a change of control.

     These agreements require each officer who is then still actively employed generally to commit to remain employed by the Company for the period commencing upon a "Potential Change of Control" and ending not earlier than two months following an actual "Change of Control" or, if earlier, the first anniversary of the occurrence of a Potential Change of Control or the date the Board determines that no Change of Control is likely to occur. For purposes of these agreements, the definition of a Change of Control will generally be the same as that contained in the 1991 Plan (as more fully described in footnote 1 to the option grant table below), and the definition of a Potential Change of Control will include the occurrence of certain events, such as the commencement of certain tender offers, the execution of a merger or similar agreement or the commencement of a proxy contest relating to the election of directors, that would, if the proposed action were effected, result in a Change of Control.

     Under these agreements, the Company commits to preserve each officer's existing position, compensation and benefits during such continued period of employment or, if earlier, until the second anniversary of an actual Change of Control. If these agreements become effective, the Employment Agreements described above will be suspended, subject to reinstatement if these severance agreements cease to be effective due to the fact that no Change of Control has occurred. If the Company terminates the employment of any such officer without Cause after the agreement becomes effective, or the officer terminates his employment after a Change of Control for "Good Reason" (e.g., a reduction in his duties or responsibilities, a reduction in his compensation or level of benefits occurring after the agreement becomes effective), the officer will receive a single lump sum severance payment equal to three times, in the case of Messrs. Eaton, Lutz, Denomme and Valade, and two times, in the case of Mr. Cunningham, the sum of the officer's annual base salary and an amount equal to the average of the bonuses payable to the officer over a three year period preceding the officer's date of termination. An officer who receives such severance benefits will also receive certain other payments and benefits, intended to compensate the officer for other benefits foregone or lost due to such termination.

     In the event that the payments made to the officer under the agreement result in the officer being subject to the excise tax on certain "excess parachute payments" payable under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will also pay such officer an additional amount such that the officer receives the same net after-tax benefit as the officer would have received had no excise tax been applicable. If such additional payments are required, the Company will not be able to deduct such additional payments for Federal income tax purposes and will also be denied such a deduction for some or all of the other payments made pursuant to the agreement and its other plans and policies.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning stock options granted in 1995 to the named executive officers. No SARs were granted to executive officers in 1995.

                                                          INDIVIDUAL GRANTS
                                    -------------------------------------------------------------
                                     NUMBER OF
                                     SECURITIES     PERCENT OF TOTAL
                                     UNDERLYING       OPTIONS/SARS
                                    OPTIONS/SARS       GRANTED TO       EXERCISE OR                   GRANT DATE
                                      GRANTED         EMPLOYEES IN      BASE PRICE     EXPIRATION    PRESENT VALUE
NAME                                 (#)(1)(2)        FISCAL YEAR         ($/SH)          DATE          ($)(3)
---------------------------------   ------------    ----------------    -----------    ----------    -------------
Robert J. Eaton..................      225,000            6.15%            48.88         07-05-05      3,051,000
Robert A. Lutz...................      100,000            2.74%            48.88         07-05-05      1,356,000
Thomas G. Denomme................       70,000            1.91%            48.88         07-05-05        949,200
Gary C. Valade...................       65,000            1.78%            48.88         07-05-05        881,400
Theodor R. Cunningham............       52,000            1.42%            48.88         07-05-05        705,100
                                         4,996            0.14%            48.63         12-04-01         69,300
                                         2,174            0.06%            48.63         06-10-02         30,100

---------------
(1) All amounts shown represent the number of Shares which may be acquired upon the exercise of stock options. Options for a total of 3,655,571 Shares were granted to directors, officers and employees in fiscal

    1995. Each option was granted at an exercise price of not less than 100% of fair market value of the Common Stock on the date the option was granted. An option must be exercised within ten years after the date of grant (or, if less, within five years after retirement) and is exercisable on and after the first anniversary of the grant to the extent of not more than 40% of the number of Shares covered by the option, on and after the second anniversary of the grant to the extent of not more than 70% thereof, and on and after the third anniversary of the grant to the extent of 100% thereof. The exercise price may be paid in cash or by delivery of Common Stock. Tax withholding obligations related to exercise may be paid by a reduction in the number of Shares received, subject to certain conditions. The Stock Option Committee may provide, at the time it grants an option, that if an optionee, while employed by the Corporation, surrenders Shares owned for a minimum of six months in payment of the exercise price of that option, then the optionee, subject to the availability of Shares and other restrictions, will be entitled to receive a new stock option (a "Reload Option") covering a number of Shares equal to the number so surrendered. Under the 1991 Plan as currently administered, Reload Options may not be granted in connection with the exercise of a Reload Option. None of the options granted to the named executive officers in 1995 contain a Reload Option feature. See also footnote 2 below.

    In the event of a Change in Control (as defined below), (i) all options and SARs will become fully exercisable and vested (provided that SARs held by executive officers and directors must, except in the event of death or disability, be held for at least six months prior to exercise), (ii) Limited Stock Appreciation Rights ("LSARs") will be exercisable during the 60-day period following the Change in Control (provided that LSARs held by executive officers and directors must, except in the event of death or disability, be held for at least six months prior to a Change in Control), and (iii) any participant terminated by the Corporation within two years immediately following a Change in Control will be permitted to exercise any option, SAR or LSAR for a period of three months after such termination or until the stated term thereof, whichever is shorter. Upon the exercise of a LSAR, the holder is entitled to receive an amount equal to (i) the Change in Control Stock Appreciation (as defined below) times (ii) the number of Shares in respect of which such LSAR shall have been exercised.

    A Change in Control is deemed to have occurred if (i) any person becomes the owner of 20% or more of the combined voting power of the Corporation's then outstanding securities (unless the 20% threshold is crossed due to an acquisition of securities directly from the Corporation); (ii) during any two-year period the majority of the membership of the Board, subject to certain conditions, ceases for any reason to constitute a majority of the Board; (iii) the stockholders approve a merger of the Corporation with any other corporation (other than a merger which would result in the voting securities of the Corporation continuing to represent, in combination with voting securities held by any employee benefit plan of the Corporation, at least 80% of the combined voting power of the Corporation or the surviving entity outstanding immediately after such merger); or (iv) the stockholders approve a plan of complete liquidation of the Corporation or an agreement for the sale of substantially all its assets. The Change in Control Stock Appreciation to be received in settlement of LSARs with respect to any Share will be an amount equal to the excess, if any, of (i) the higher of (x) the market value of such Share on the date the

    LSAR is exercised or (y) the highest price paid, or its equivalent, for Shares in the transaction constituting the Change in Control or, in the case of a Change in Control resulting from a change in the membership of the Board, the average of the closing price of Shares for the 30-day period prior to such Board Change in Control, over (ii) the price specified in the LSAR on the date of grant or, in the case of a LSAR related to an option, the price specified in the related option.

(2) The grants shown in italics for Mr. Cunningham are grants of Reload Options resulting from the exercise of an initial option granted before 1995, which contained a Reload Option feature. Each Reload Option was granted in connection with the exercise of an existing option by surrender of Shares then owned by him in payment of the exercise price of the existing option. Such Reload Option may be exercised (i) for the number of Shares shown, (ii) at the fair market value of such Shares on the date of such surrender, (iii) six months after the date of grant, and then only for the remaining term of the original option, and (iv) only while the fair market value of Shares is at least 25% higher than on the date of grant of the Reload Option.

(3) These values were determined under the Black-Scholes option pricing model based on the following assumptions: expected stock price volatility of 35%; interest rate based on the five year Treasury bond rate; exercise in the fifth year; and dividends at the rate in effect on the date of grant. No adjustments were made for nontransferability or risk of forfeiture. The Corporation's use of this model does not constitute an endorsement or an acknowledgment that such model can accurately determine the value of options or SARs. No assurance can be given that the actual value, if any, realized by an executive upon the exercise of these options will approximate the estimated values established by the Black-Scholes model.

                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information concerning stock option exercises in 1995 by the named executive officers and the value of their unexercised options at December 31, 1995. No named executive officer exercised SARs in 1995 and no such officer currently holds any SARs.

                                                                 NUMBER OF                  VALUE OF UNEXERCISED
                                                                UNEXERCISED                     IN-THE-MONEY
                              SHARES                          OPTIONS/SARS AT                 OPTIONS/SARS AT
                            ACQUIRED ON      VALUE          FISCAL YEAR-END (#)            FISCAL YEAR-END($)(1)
                             EXERCISE      REALIZED     ----------------------------    ----------------------------
NAME                            (#)           ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------   -----------    ---------    -----------    -------------    -----------    -------------
Robert J. Eaton..........           0              0      594,410         378,000        13,200,236      2,575,710
Robert A. Lutz...........      37,500      1,103,625      455,534         176,500        12,806,580      1,212,730
Thomas G. Denomme........      22,500        741,750       70,198         121,000           607,558        829,120
Gary C. Valade...........           0              0      125,298         114,800         2,784,826        787,586
Theodor R. Cunningham....      46,000      1,491,230      195,699          99,970         4,501,732        684,711

---------------
(1) The mean of the high and low price of a Share on the NYSE was $55.07 on December 29, 1995, the last trading day of the year.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The following table provides information concerning the number of Shares awarded in 1995 to the named executive officers which they may receive in the future depending on the extent to which long-term corporate goals are achieved.

                                                            PERFORMANCE     ESTIMATED FUTURE PAYOUTS UNDER
                                                              OR OTHER       NON-STOCK PRICE BASED PLANS
                                               NUMBER OF    PERIOD UNTIL    ------------------------------
                                                SHARES       MATURATION     THRESHOLD    TARGET    MAXIMUM
NAME                                            (#)(1)      OR PAYOUT(2)       (#)        (#)        (#)
--------------------------------------------   ---------    ------------    ---------    ------    -------
Robert J. Eaton.............................     22,500         2 yrs         11,250     22,500    28,125
                                                 16,900         3 yrs          8,450     16,900    21,125
Robert A. Lutz..............................     13,600         2 yrs          6,800     13,600    17,000
                                                 10,200         3 yrs          5,100     10,200    12,750
Thomas G. Denomme...........................      8,600         2 yrs          4,300      8,600    10,750
                                                  6,500         3 yrs          3,250      6,500     8,125
Gary C. Valade..............................      6,800         2 yrs          3,400      6,800     8,500
                                                  5,100         3 yrs          2,550      5,100     6,375
Theodor R. Cunningham.......................      6,800         2 yrs          3,400      6,800     8,500
                                                  5,100         3 yrs          2,550      5,100     6,375

---------------
(1) These awards reflect the number of Performance Shares payable to each of the named executive officers under the 1991 Plan at the end of the 1995-1996 and 1995-1997 performance cycles depending on the level of achievement ultimately attained by the Corporation with respect to the corporate goal established for each cycle. Under the 1991 Plan, a target award (expressed as a percentage of salary) was established for each such officer. Each may earn nothing, or a number of Performance Shares ranging from a set minimum to a maximum of 125% of the target award, based on the Corporation's performance in relation to improvements in vehicle quality, the performance goal established for each cycle. Each of the named executive officers is entitled to receive amounts equal to the cash dividends that would have been paid to him during each cycle if one share of Common Stock for every Performance Share awarded to him had been issued to him at the time of such dividend.

(2) In the event of a Change in Control (as defined above in footnote 1 to the Option/SAR Grants in Last Fiscal Year table) the performance objectives applicable to any award of Performance Shares under the 1991 Plan will be deemed attained, any other restrictions applicable to such shares will be waived and such shares will be deemed fully vested.

                               PENSION PLAN TABLE

     The Corporation's executive officers receive benefits based on years of service and salary under the tax-qualified Chrysler Salaried Employees' Retirement Plan (the "Retirement Plan"). Any portion of such benefits not payable under the Retirement Plan due to limitations imposed by the Internal Revenue Code of 1986 on tax-qualified plans are payable under the nonqualified Chrysler Supplemental Executive Retirement Plan (the "Supplemental Plan"). The following table shows the aggregate annual benefits (including 50% of estimated primary Social Security benefits), based on years of service and salary, that would be payable under the Retirement Plan and the Supplemental Plan to executive officers currently retiring at age 65, assuming they contribute continuously to the Plans after age 35 when eligible.

                                                   ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED(2)
ASSUMED FINAL AVERAGE                     --------------------------------------------------------------------
  ANNUAL SALARY(1)                           10          15          20          25          30          35
---------------------                     --------    --------    --------    --------    --------    --------
    $  200,000.........................     45,000      67,500      90,000     110,000     124,000     124,000
       400,000.........................     90,000     135,000     180,000     220,000     248,000     248,000
       600,000.........................    135,000     202,500     270,000     330,000     372,000     372,000
       800,000.........................    180,000     270,000     360,000     440,000     496,000     496,000
     1,000,000.........................    225,000     337,500     450,000     550,000     620,000     620,000
     1,200,000.........................    270,000     405,000     540,000     660,000     744,000     744,000
     1,400,000.........................    315,000     472,500     630,000     770,000     868,000     868,000
     1,600,000.........................    360,000     540,000     720,000     880,000     992,000     992,000

---------------
(1) Salary averaged over the consecutive five-year period during which salary was highest in the 15 years immediately preceding retirement. The salaries for each of the Corporation's five highest paid executive officers in 1995 are set forth for each of the last three years in the Summary Compensation Table.

(2) Except for primary Social Security benefits, annual benefits are payable for the lifetime of the retiree with a guaranteed payment period of 10 years. If expressed as straight life annuity amounts the annual benefits would be higher in amounts varying from approximately 5% to 8%.

     As of February 29, 1996, the executives named in the Summary Compensation Table have accrued the following years of service under the Retirement Plan and the Supplemental Plan: Mr. Eaton, 9 years, consisting of 4 years of service under the Retirement Plan and the remainder as additional years of service granted to him under the Supplemental Plan at the time he joined the Corporation; Mr. Lutz, 14 9/12 years, consisting of 9 9/12 years of service under the Retirement Plan and the remainder as additional years of service granted under the Supplemental Plan; Mr. Denomme, 15 6/12 years of service under the Retirement Plan; Mr. Cunningham, 14 7/12 years of service under the Retirement Plan; and Mr. Valade, 18 4/12 years of service under the Retirement Plan.

     In addition to providing a portion of the benefits based on years of service and salary reflected in the Pension Table, the Supplemental Plan provides other retirement benefits to an executive based on a percentage of the incentive compensation awards (annual bonus and Performance Shares) paid to that executive each year. The Management Resources and Compensation Committees may establish a percentage of those awards ranging from 0 to 6%. If the executive officers named in the Summary Compensation Table remain with the Corporation until their retirement at age 65, they could become entitled to receive the following estimated annual retirement benefits under the Supplemental Plan based on those awards (the portion accrued to date is shown in parentheses): Mr. Eaton, $1,038,600 ($485,500); Mr. Lutz, $525,300 ($485,700);
Mr. Denomme, $529,200 ($298,100); Mr. Valade, $500,100 ($205,900); and Mr.
Cunningham, $637,000 ($219,600). These estimates were computed based on the following assumptions for each executive through age 65: (a) annual base salary increases of 6%, (b) annual incentive compensation equal to 120% of annual base salary; and (c) a 3% factor applied to incentive compensation. The nonaccrued amounts in the annual retirement benefit estimates shown above will change in proportion to percentage differences between actual award levels through age 65 and the assumed levels set forth in (b) and (c) above.

     The Supplemental Plan provides that, in the event of a Change of Control (as defined in the Plan), Messrs. Eaton, Denomme and Valade, will be deemed to be eligible for special early retirement under the terms of that plan. As of December 31, 1995, none of Messrs. Eaton, Denomme or Valade would be eligible to retire early under generally applicable terms of the Supplemental Plan based on his age and service credited as of such date.

                               ------------------

                                 OTHER MATTERS

     The Corporation, in the ordinary course of business, purchased materials, supplies and services from numerous suppliers throughout the world in 1995. Purchases were made from some concerns of which certain nonemployee directors are directors or officers. The Corporation does not consider the amounts involved in such transactions material in relation to its business and believes that such amounts are not material in relation to the businesses of such other corporations or the interests of the nonemployee directors involved.
                               ------------------

     The Corporation incurred advertising and promotional expenses of approximately $265,000 to advertise its products during the nationally televised "Concert of Hope" benefit for the Center on Addiction and Substance Abuse at Columbia University (CASA), a non-profit foundation. Mr. Califano is the Chairman and President of CASA.
                               ------------------

     The Chrysler Corporation Fund, a non-profit charitable affiliate of the Corporation, authorized in 1995 a matching donation of up to $250,000 over the next two years to the American Humane Education Society in support of Operation Outreach-USA, a community-based literacy program designed to improve reading skills and build character among elementary school children. The Fund will match donations by Chrysler dealers. The program, which provides free books to students and a planned curriculum for teachers, utilizes books published by Storytellers Ink Publishing Company. Mr. Stamper is the Chairman and Chief Executive Officer of that company.
                               ------------------

     On March 1, 1996 Northrop Grumman Corporation acquired a division of Westinghouse Electric Corporation that had 1995 sales of $2.5 billion and a supply agreement with the Corporation. Under that agreement, the Corporation may purchase approximately $100 million of electronic components over the next several years. Mr. Kresa is the Chairman, Chief Executive Officer, and President of Northrop Grumman Corporation.
                               ------------------

     Mr. Joseph E. Cappy, a Vice President of the Corporation, is the principal stockholder of, and made a loan of $1 million in 1994 to, an automobile dealership which was granted a franchise by the Corporation to sell Chrysler products. Mr. Cappy has agreed with the Corporation to certain restrictions which preclude his involvement in the management and operation of the dealership.
                               ------------------

     The Corporation incurred expenses of approximately $691,000 in 1995 for advertising and related marketing activities with Black Enterprise magazine. Mr. Graves is the Chairman, Chief Executive Officer and sole stockholder of the magazine's ultimate parent company.
                               ------------------

     Under a marketing arrangement with MGM Grand Hotel, Inc., the Corporation is entitled to vehicle displays, advertising space, and promotional packages at that company's hotel complex in Las Vegas, Nevada. In exchange, the Corporation provides MGM Grand Hotel, Inc. with the use of thirty-five vehicles. That company is a wholly-owned subsidiary of MGM Grand, Inc., whose principal stockholders are Kirk Kerkorian and Tracinda Corporation. Mr. Aljian is a director of MGM Grand, Inc.

                               ------------------

     In April 1995, 34 class action lawsuits were commenced by separate plaintiffs against Chrysler, certain of its current and former directors and, in some cases, Tracinda Corporation, a holding company wholly owned by Kirk Kerkorian and the beneficial owner of more than 13% of the outstanding common stock of Chrysler as of December 31, 1995, and its affiliates, in the Court of Chancery of the State of Delaware for New Castle County, Delaware. The Complaints in these suits fall into two general categories: (a) those which allege that the directors breached their fiduciary duties to stockholders by failing to negotiate with Tracinda regarding its proposal to acquire all of the outstanding stock of Chrysler not then owned by it; and (b) those which allege that the directors breached their fiduciary duties to stockholders by contemplating, planning and/or effecting Tracinda's proposal at a time when the market price of Chrysler's stock was depressed and did not reflect its true value. The Complaints in the former category ask for, among other things, (a) an injunction or an order obligating the Board of Directors to undertake an evaluation of alternatives, including measures with respect to Chrysler's Rights Plan, designed to maximize shareholder value, (b) a declaration that the defendants have breached their fiduciary duties to the plaintiffs, (c) compensatory damages and interest, and (d) costs and fees. The Complaints in the latter category ask for, among other things, (a) a declaration that the transaction proposed by Tracinda is unfair, unjust and inequitable, (b) an injunction against implementation of the transaction proposed by Tracinda and any improper device which impedes maximization of shareholder value, (c) damages and interest, (d) costs and fees, and (e) such other relief as may be just and proper. Seven of these actions have been dismissed without prejudice by the plaintiffs.

                               ------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, executive officers, and persons who beneficially own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange (the "NYSE"). Directors, executive officers, and greater than ten percent beneficial owners are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that during 1995 all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were met.

                             STOCKHOLDER PROPOSALS

     Earlier this year Chrysler's Board completed a comprehensive Corporate Governance Review and implemented certain changes in governance policy including the adoption of an anti-greenmail by-law. As a result of such action, Evelyn Y. Davis withdrew a stockholder proposal related to greenmail.

     As part of that process the Board also determined that, subject to stockholder approval, annual retainer fees to Nonemployee Directors will be paid in Chrysler Common Stock. As a result of such action, Emil Rossi withdrew a stockholder proposal relating to director compensation.

     The Board's Report on the results of its Corporate Governance Review is attached as Appendix A to this Proxy Statement.

                      SOLICITATION EXPENSES AND PROCEDURES

     In addition to soliciting by mail, directors, officers, and employees of the Corporation may solicit proxies in person, by telephone or by telecopier. No additional compensation will be paid to such persons for such solicitations. The Corporation has retained Georgeson & Company Inc. to assist it in connection with the solicitation, at an estimated fee of $15,000, plus reimbursement of out-of-pocket expenses. In addition, the Corporation reimburses banks, brokers, and other custodians that hold Common Stock in nominee name for their expenses in forwarding proxy material to beneficial owners.

                           1997 STOCKHOLDER PROPOSALS

     Any stockholder proposal to be considered for inclusion in the proxy soliciting material for the Annual Meeting of Stockholders in 1997 must be received by Chrysler Corporation on or before November 28, 1996 and should be addressed to:

                          William J. O'Brien
                          Vice President, General Counsel and Secretary Chrysler Corporation
                          1000 Chrysler Drive
                          Auburn Hills, MI 48326-2766

                           GENERAL AND OTHER MATTERS

     Neither the Corporation nor the members of its Board of Directors intend to bring before the meeting any matters other than those referred to in the accompanying Notice. They know of no other matter to be presented at the meeting.

     However, if any other matters properly come before the meeting, the persons appointed as proxies in the enclosed form of proxy/voting instruction card intend to vote in accordance with their judgment. If any nominee has become unavailable at the date of the meeting, which there is no reason to expect, your proxy, in the enclosed or any other form that so provides, may be voted for a new nominee, unless the Board reduces the number of directors.

                                             BY ORDER OF THE BOARD OF DIRECTORS,
                                                              William J. O'Brien
                                   Vice President, General Counsel and Secretary

March 28, 1996

                                                                      APPENDIX A

             CORPORATE GOVERNANCE REPORT BY THE BOARD OF DIRECTORS
                                FEBRUARY 8, 1996

I. INTRODUCTION

     Over the past several months Chrysler Corporation's Board of Directors has undertaken a review of the Company's corporate governance policies. The purpose of this Report is to set forth a broad mission statement on corporate governance -- a framework the Board believes is appropriate for evaluating Chrysler's current corporate governance policies and guiding future governance change. It is the Board's hope that this Report demonstrates Chrysler's commitment to leadership in governance issues.

II. THE REVIEW PROCESS

     Since announcing its corporate governance review in November 1995, the Board, working with Chrysler management and Company advisers, has reviewed the Company's present governance policies and Board structure, evaluated new corporate governance ideas that have been gaining popularity among corporations and institutional investors, and consulted broadly with Chrysler shareholders to ascertain their views on the Company's present governance structure and prospective changes and reforms.

     The shareholder consultation process has constituted the most important -- and, the Board believes, the most unusual -- component of the corporate governance review. At the outset, the Board determined that a key part of the review process should be direct consultation with Chrysler's owners -- its shareholders -- to learn their views on corporate governance generally and on the Company's governance policies in particular.

     During the past several months, members of the Chrysler Board held one-on-one meetings with approximately forty of Chrysler's major institutional shareholders. An outside, independent member of the Board attended each of these meetings and engaged in a candid exchange of views with the representatives of the relevant investment organization. Members of management were present at the outset of a number of such meetings to make introductions, but excused themselves for the bulk of the meeting in order to ensure a frank and unbiased discussion of governance issues between shareholders and the Board. The Board believes that this direct contact with shareholders resulted in a healthy self-evaluation process.

III. GENERAL STATEMENT OF POLICY:
     GOVERNANCE, PERFORMANCE, AND THE GOALS OF CHRYSLER CORPORATION

  A. Chrysler's Economic Goals: Maximizing Value through Superior Performance

     The Board believes that performance is the fundamental basis on which Chrysler should be judged. Performance, in turn, must be judged by its effectiveness in creating long-term shareholder value.

     The Board further believes that Chrysler must focus its attention on two complementary goals. First, the Company must seek to position itself as a premier company in the world automotive marketplace, producing vehicles that receive wide acceptance with consumers and recognition for industry-leading design and execution. Second, the Company must seek at all times to formulate and implement its business and financial strategies so as to maximize long-term shareholder value.

     In seeking to maximize shareholder value, the Board applies the following tests in reviewing Chrysler's strategies and management performance:

     - Chrysler's planning process should emphasize delivering strong earnings and maximum long-term cash flows;

     - New investment projects must earn an appropriate return in relation to Chrysler's cost of capital;

     - Free cash flows not required for investment activities or for maintaining financial strength should be returned to shareholders;

     - Cash balances should be maintained at adequate but not excessive levels to maintain Chrysler's credit rating and its ability to remain competitive even during downturns in the business cycle; and

     - Company operations should continually be scrutinized for cost-effectiveness.

  B. Governance Policies

     Chrysler's corporate governance policies and practices should facilitate the creation of long-term value by helping to assure that:

     - The best possible management team is in place at the Company;

     - The Board is strong and expert with outside directors who are independent and who represent the interests of all shareholders;

     - The Board can effectively monitor management's progress and key corporate decisions;

     - The Board and management are aware of the concerns of Chrysler's shareholders;

     - Management and employees have a stable environment in which to plan and execute strategy;

     - Management pursues value-maximizing policies and has the right incentives to pursue such policies;

     - Chrysler's policies benefit all of Chrysler's shareholders; and

     - Shareholders can take action if they believe that the Board is failing to respond to their concerns.

IV. CHRYSLER'S PRESENT GOVERNANCE STRUCTURE

     Whether these goals are met in turn depends on governance policies -- both as to the rights of Chrysler's shareholders, and as to the structure and operation of the Board.

  A. The Rights of Shareholders: Chrysler's Charter and By-laws

     The Board is committed to maintaining an open corporate governance process that preserves important rights for shareholders. The Company has refrained from instituting measures that place limits on shareholder rights and procedural options. The Company's policies give shareholders the power to act if they believe that the Board is failing to respond to their concerns.

     Chrysler's governance profile includes the following:

     - The Board is not classified. All directors must stand for election to the Board at each annual meeting.

     - Chrysler's charter does not require a special super-majority vote for a merger or other business combination.

     - Chrysler's shareholders have the power to amend the Company's by-laws by majority vote.

     - Chrysler's shareholders have the right to act by written consent. That means shareholders can take action on corporate matters not only at the time of the Company's annual meeting, but rather, with appropriate notice, may do so at any time.

     - Shareholders of Chrysler may remove directors without cause and by majority vote, if they wish to do so.

     The Board believes that these policies constitute an important foundation of shareholder rights at Chrysler and reaffirms its commitment to these provisions.

     In light of its open governance structure and its widely dispersed shareholder base, Chrysler in 1988 adopted a shareholder rights plan. Rights plans provide a board with additional bargaining power on behalf of shareholders in the event of a takeover offer, by rendering it costly to a bidder to proceed without the board's consent. Also, rights plans protect existing shareholders from a "creeping control" acquisition by a shareholder who accumulates an ownership position large enough to gain significant influence over a company without having paid a premium for such control to other shareholders.

  B. The Structure and Operation of the Board

     The Board believes that it has demonstrated a high level of involvement, activism, and independence. Over the past five years, the Board has:

     - Overseen the development and implementation of business and product strategies that have made the Company a leader in the world automotive industry;

     - Instituted a successful change in senior management with no disruption in product momentum; and

     - Maintained a stable environment for planning and execution by the Company's management.

     In 1993, the Board also reviewed its own internal policies and practices in response to a request by the California Public Employees' Retirement System. The Board revisited its policies and practices in conjunction with the present corporate governance review. The Board believes that its practices ensure that Board members are involved and effective in leading the Company's strategic decision-making processes.

     Particularly relevant Board practices are as follows:

     - The Board meets a minimum of 8 times per year -- more in most years. In 1995, the Board met 18 times.

     - Board members' activities at Chrysler are not restricted to Board meetings. Directors are involved in a continuing, informal dialogue with management and have frequent contact with the Company.

     - Chrysler's outside directors meet frequently, separately from management, to discuss Company progress.

     - The entire Board is actively involved in reviewing, debating, and approving the Company's strategic plan, its major financial policies, and new strategic initiatives.

     The Board has also reviewed its structure and membership.

     - The Board has averaged 13 members over the past several years. The Board's policy on Board size focuses on a target of 13 directors, plus or minus one director. The Board believes that this target provides the opportunity for a diverse and talented director pool, while ensuring that Board size does not become unwieldy.

     - Over the past several years, Chrysler has limited its inside directors to three. A Chrysler by-law provides that a majority of the Board be composed of independent directors at all times and specifies strict criteria for independence.

     - The Company's Nominating, Audit, Finance, Public Policy and Management Resources Committees are composed solely of independent directors.

     The Board believes that its structure is sound and that the Board's outside directors represent a diversity of skills, experience, and senior-level management and expertise.

V. CHANGES TO CHRYSLER'S GOVERNANCE POLICIES: DECISIONS AND RATIONALE

     In conducting its corporate governance review, the Board considered a variety of possible changes concerning both the rights of shareholders and the structure and operating policies of the Board.

  A. Changes Affecting the Rights of Shareholders

     The Board reaffirms its belief that, given the openness of Chrysler's governance policies, it is in the best interests of all shareholders to maintain the Chrysler Shareholder Rights Plan. The Board has considered with particular care the triggering threshold contained in the Rights Plan. The Board believes that a 15% ownership level in a corporation such as Chrysler already constitutes a large and significant degree of economic and voting power. At concentrations beyond 15% the Board believes that the risk begins to increase that one or more shareholders acting in concert can exert significant control over the Company without the payment of a control premium.

     In arriving at this determination, the Board noted that most rights plans adopted or amended in recent years have thresholds of 15% or less, and that business combination statutes in most states (including Delaware, Chrysler's state of incorporation) set 15% (or less) as the threshold of ownership in determining whether a shareholder may be able to overreach in proposing a merger with a company. The Board also considered how the Company's financial policies are likely to affect ownership structure in the near future. As has been publicly stated by management, Chrysler intends to utilize excess cash flow, above its cash reserve target and amounts needed for investment in its core business, for dividends and share repurchases. Share repurchases could substantially increase the ownership positions of existing shareholders who do not choose to participate in buy-back programs.

     The Board has altered one aspect of Chrysler's Rights Plan after consultation with the Company's shareholders. The Board has decided to include a "qualifying offer exception" or "chewability" provision in the Rights Plan. Under this provision, the Rights Plan would not be triggered if the ownership threshold was exceeded as a result of a fully-financed, all-cash offer for all of Chrysler's shares that remains open for a minimum time period and that is accompanied by a fairness opinion from a qualified investment banker.

     After consultation with shareholders, the Chrysler Board has further determined to enact two existing Company policies as by-laws. The first prohibits the payment of "greenmail." Chrysler has previously condemned greenmail; the Board's action formalizes this prohibition. In addition, the Board has adopted a by-law placing limitations on issuance of preferred stock to block takeover transactions. This limitation, which was already reflected in a Board resolution, was negotiated last year with a large Chrysler shareholder, the College Retirement Equities Fund.

  B. The Structure and Operation of the Board

     The Board of Directors believes that, while the current composition of the Chrysler Board is sound, new Board members can bring new perspectives and expertise to the Company. Accordingly, the Board will always be open to considering Board nominees who can bring a value- and shareholder-based perspective to the Company in addition to broad-based business expertise.

     The Board also identified one particular area where there is significant shareholder sentiment for change. That area is director compensation. The Board recognizes a trend toward stock-based compensation and the establishment of meaningful ownership targets for directors. The Board supports these developments. Accordingly, after consultation with its shareholders, the Board has adopted the following changes, intended further to align the interests of directors with the interests of Chrysler's shareholders:

     - The Board has voted to change its compensation structure so that directors are paid their annual retainer in Chrysler common stock;

     - The Board has voted to establish a minimum ownership requirement of 5,000 shares for directors; and

     - The Board has voted to terminate the cash retirement program for directors.

     The Board also voted to create a Corporate Governance Committee, which will perform the functions of the Nominating Committee and, in addition, evaluate matters relating to corporate governance and shareholder relations.

VI. CONCLUSION

     The Chrysler Board believes that the process of shareholder consultation and rigorous review of corporate governance practices has been valuable, and that the actions it has taken are beneficial to the Company and reflect the preferences of its shareholders.

     The Board recognizes the importance of governance issues and intends to continue to review these issues on an ongoing basis, and to consult with its major holders on governance issues as events warrant in the future. The Board believes that the open, consultative process that it has followed in its corporate governance review -- a process which the Board believes to be unprecedented for a major American corporation -- demonstrates the strength of the Board's commitment to effective governance, value creation, and responsiveness to Chrysler shareholders.

              CHRYSLER CORPORATION ANNUAL MEETING OF STOCKHOLDERS

                         Sheraton Baltimore North Hotel
                            903 Dulaney Valley Road
                             Towson, Maryland 21204
                                 (410) 321-7400

            DIRECTIONS TO THE SHERATON
               BALTIMORE NORTH

FROM EXIT 27A          Go 1/2 mile on Dulaney Valley
                       Road. Make second left onto
                       Southerly Road, take second
                       right and follow drive up to
                       hotel.

FROM WASHINGTON, DC    495 North to 95 North To 695
                       West to Towson to Exit 27A

FROM ALL POINTS SOUTH  95 North towards Baltimore
Virginia               To 695 West to Towson to Exit
                       27A

FROM ALL POINTS NORTH  95 South towards Baltimore
New Jersey, New York,  To 695 West to Towson to Exit
Philadelphia, Delaware 27A

FROM PENNSYLVANIA      83 South towards Baltimore to
                       695 East to Towson to Exit 27A

FROM BALTIMORE CITY    83 North (Jones Falls
                       Expressway) to 695 East to
                       Towson to Exit 27A

FROM BWI AIRPORT       Airport exit will put you on
                       195 (North Baltimore) from 195,
                       take 295 North towards
                       Baltimore then take 695 to
                       Towson to Exit 27A

FROM PENN STATION      Charles Street to 83 North to
                       695 East to Towson to Exit 27A

FROM EASTERN SHORE     From Bay Bridge take Route
                       50/301 West, to 97 North to 695
                       North to Towson to Exit 27A

FROM YORK ROAD         York Road (towards Towson) to
                       Dulaney Valley Road, pass
                       Fairmount Avenue and make the
                       first right and follow drive up
                       to hotel


INNER HARBOR              8 Miles
BWI AIRPORT              28 Miles
WASHINGTON, DC           47 Miles
NEW YORK                180 Miles
PHILADELPHIA            100 Miles
HARRISBURG               67 Miles
FREDERICK                55 Miles


                           [Sheraton Baltimore Map]

From 695 take exit 27A South (Dulaney Valley Road). Once you exit off of the ramp, we are the second left prior to the traffic light. This street is Southerly Road. Once on Southerly Road, make the second right into the Sheraton Baltimore North's driveway.

                                                                          NOTICE
                                                                       OF ANNUAL
                                                                      MEETING OF
                                                                    STOCKHOLDERS
                                                                       AND PROXY
                                                                       STATEMENT

                                                                 [CHRYSLER LOGO]

                                                                    MAY 16, 1996

                                                   ALL STOCKHOLDERS ARE
                                                   REQUESTED TO DATE,
                                                   SIGN AND RETURN
                                                   PROMPTLY THE ENCLOSED
[RECYCLED LOGO]                                    PROXY.


recycled paper


    PLEASE MARK YOUR
/X/ VOTES AS IN THIS
    EXAMPLE.

        This proxy when properly executed will be voted as you specify below. If you do not specify otherwise, the proxy will be voted FOR election of directors, FOR Item 2 and FOR Item 3.

       The Board of Directors recommends a vote FOR Items 1, 2 and 3.

                     FOR            WITHHELD                                              FOR    AGAINST   ABSTAIN
1. Election of                                               2. Appointment of
   Directors        /  /              /  /                      Independent public       /  /    /  /      /  /
   (See Reverse)                                                accountants.
For, except vote withheld from the following nominee(s)
                                                             3. Amendment of the
                                                                Chrysler Corporation     /  /    /  /      /  /
                                                                1991 Stock
_____________________________________________________           Compensation Plan.

                                                                                                                   I will
                                                                                                                   attend   /  /
                                                                                                                   Meeting.


SIGNATURE(S)________________________________________________________DATE________________________,1996
NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR THE LIKE GIVE FULL TITLE.

____________________________________________________________________________________________________________________________________


                         PROXY/VOTING INSTRUCTION CARD
                             CHRYSLER CORPORATION
                  THE BOARD OF DIRECTORS SOLICITS THIS PROXY.


The undersigned, whose signature appears on the reverse side, hereby appoints Robert J. Eaton, Robert A. Lutz, and Thomas G. Denomme, jointly and severally, proxies with full power of substitution to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of CHRYSLER CORPORATION on May 16, 1996, or adjournments thereof, on Items 1 through 3 as specified on the reverse side hereof (with discretionary authority under Item 1 to vote for a new nominee if any nominee has become unavailable) and on such other matters as may properly come before the meeting.

Nominees for Director:

Lilyan H. Affinito, James D. Aljian, Robert E. Allen, Joseph A. Califano, Jr., Thomas G. Denomme, Robert J. Eaton, Earl G. Graves, Kent Kresa, Robert J. Lanigan, Robert A. Lutz, Peter A. Magowan, John B. Neff, Malcolm T. Stamper and Lynton R. Wilson.

This card constitutes voting instructions for any shares held for the undersigned in the dividend reinvestment plan and/or in the employee savings and deferred pay plans.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, [SEE REVERSE SIDE], BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. THE PERSONS APPOINTED ABOVE AS PROXIES CANNOT VOTE YOUR SHARES OR ANY SHARES HELD FOR YOU IN THE DIVIDEND REINVESTMENT PLAN UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                   SEE REVERSE
                                        Printed on recycled paper     SIDE

                                 EXHIBIT INDEX

EXHIBIT
  NO.                        DESCRIPTION
-------                      -----------
  99.1     Chrysler Corporation 1991 Stock Compensation Plan